PART II

OFFERING CIRCULAR

Decision Diagnostics Corp.

2660 Townsgate Road, Suite 300

Westlake Village, CA 91361

805-446-1973

Dated: February 22, 2019

This Offering Circular relates to the offer and sale of up to $7,500,000 in aggregate amount of shares of common stock, par value $0.03 per share (the “Common Stock”) to be issued by Decision Diagnostics Corp. (the “Company,” “we,” “us,” or “our”). The offering of up to $7,500,000 in aggregate amount of shares of Common Stock is referred to herein as the “Offering.”

The Company will use its wholly-owned subsidiary, Pharma Tech Solutions, Inc., as its escrow agent (the “Escrow Agent”) to hold funds tendered by investors, and assuming we sell a minimum of $10,000 in shares, we may hold a series of closings at which we receive the funds from the Escrow Agent and issue the shares to investors. The Offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this Offering being qualified by the Securities and Exchange Commission, or (3) the date at which the Offering is earlier terminated by the Company in its sole discretion.

This Offering is being conducted on a “best-efforts” basis, which means our officers and directors as well as possible contract placement agent(s) will use their commercially reasonable best efforts in an attempt to sell the shares. Such officers and directors will not receive any commission or any other remuneration for these sales. The placement agent(s), if any, will receive ten percent (10%) of the gross proceeds of the Offering. In offering the shares on our behalf, the officers and directors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to the Company.

Upon the qualification of this Offering, the Company will be selling warrants (“Warrant A”) in a concurrent private offering. For each share of Common Stock bought in this offering, the Company will issue one Warrant A. Each Warrant A will have a two-year term with an exercise price of $0.019. The initial exercise, however, will not entitle the holder to a share of Common Stock. Rather, the initial exercise will entitle the holder to another warrant to purchase two shares of Common Stock (“Warrant B”). Each Warrant B will have an exercise price of $0.05. For every Warrant A and Warrant B exercised, the holder will receive two shares of common stock in exchange for $0.069.

This Offering is inherently risky. See “Risk Factors” on page 4.

Sales of these securities will commence on approximately [________], 2019.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. YOU SHOULD MAKE AN INDEPENDENT DECISION WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND FINANCIAL RISK TOLERANCE LEVEL. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

	Offering price to the public	Proceeds to Issuer (1)(2)	Proceeds to other persons

Per Share	$0.03	$0.03	N/A
Total Minimum	$10,000	$10,000	N/A
Total Maximum	$7,500,000	$7,500,000	N/A

(1) We estimate all expenses for this Offering to be approximately $[   ], which will not be financed with the proceeds of the Offering.

(2) Assumes no promotions or discounts applied to any offerings covered by this Offering Circular.

TABLE OF CONTENTS

Summary	1
Risk Factors	4
Dilution	12
Plan of Distribution	12
Use of Proceeds to Issuer	12
The Company’s Business	12
Description of Property	21
Management’s Discussion and Analysis of Financial Condition and Results of Operations	22
Directors, Executive Officers and Significant Employees	27
Compensation of Directors and Officers	27
Security Ownership of Management and Certain Securityholders	28
Interest of Management and Others in Certain Transactions	28
Securities Being Offered	28
Financial Statements	F-1

THIS OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY THE COMPANY CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THESE AUTHORITIES HAVE NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE OFFERING OF THE SHARES OF COMMON STOCK HAS NOT BEEN QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION. WE PLAN TO QUALIFY THE OFFERING WITH THE NEW YORK SECURITIES REGULATORY BODY AND THE SECURITIES REGULATORY BODIES OF OTHER STATES AS WE MAY DETERMINE FROM TIME TO TIME. WE MAY ALSO OFFER OR SELL SHARES OF COMMON STOCK IN OTHER STATES IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE LAWS OF THOSE OTHER STATES.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFERING CIRCULAR, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all of the information that you should consider before investing in the shares of Common Stock. You should carefully read the entire Offering Circular, especially concerning the risks associated with the investment in the securities covered by this Offering Circular discussed under the “Risk Factors” section beginning on page 4. We use the terms “the Company,” “our company,” “we,” “us,” and “our” to refer to Decision Diagnostic Corp., a Nevada corporation. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Special Note Regarding Forward-Looking Statements” on page 3.

This Offering Circular relates to the Offering of up to $7,500,000 in aggregate amount of shares of Common Stock.

Our Business

Corporate History

We were originally incorporated in the State of Nevada on March 2, 2001 as ATR Search Corporation (“ATR”). In June of 2002, ATR merged with Medicius, Inc. whereby Medicius, at the close of the merger, was to become a wholly- owned subsidiary of ATR. However, because of several issues that arose post-merger, Medicius, Inc., while a subsidiary of ATR, operated its own business. Following the merger, whereby Medicius, Inc. sold certain software assets to ATR, as a part of the merger, these assets became a part of ATR’s portfolio of technology and when the Medicius, Inc. assets became commercially ready, the operations were conducted through ATR.

The former operations of ATR were conducted through Care Technologies, LLC, a wholly-owned subsidiary of ATR. Medicius remained an operating entity from the closing of the merger until September 30, 2007. On August 2, 2002, we amended our Articles of Incorporation to change our name from ATR to CareDecision Corporation. CareTechnologies, LLC was dissolved on May 20, 2003, with CareDecision parent continuing all operations of CareTechnologies. On November 19, 2004, we incorporated two Nevada subsidiary companies, Pharma Tech Solutions, Inc. and PDA Services, Inc. On April 1, 2005, we amended our Articles of Incorporation to change our name from CareDecision Corporation to instaCare Corp. In March 2006, we incorporated an additional Nevada corporation subsidiary, Pharmtech Direct Corp. In May 2008, we incorporated an additional Nevada corporation subsidiary, Decision IT Corp.

On November 1, 2011 we completed the acquisition of Diagnostics Newco, LLC from its owner Kimberly Binder. As a part our efforts to transition the Company toward a full service and vertically integrated provider of at-home diagnostics, on November 25, 2011, as a condition of the merger with Diagnostics Newco, the Company changed its name to Decision Diagnostics Corp.

Our principal offices are located at 2660 Townsgate Road, Suite 300, Westlake Village, California 91361. The phone number for these offices is (805) 446-1973.

Business Overview

Decision Diagnostics Corp. is a worldwide prescription and non-prescription diagnostics and home testing products distributor and the manufacturer of the GenUltimate! glucose test strips. All of our products used as diagnostic tools for human testing are classified as Class II medical devices for at-home use for the measurement of glucose. The Company also has its GenSure! glucose test strip, a product for off-shore sales which is complete and available for sales, but will primarily be sold as an International private label market entry. In addition, the Company’s GenChoice! glucose test strip has completed its clinical trials phase and a 510K application with the U.S. FDA has been filed and the first FDA review comments received. In addition, the Company has completed advanced development work and bench testing of its GenPrecis! test strip and Precise meter (renamed GenUltimate! TBG and its Precise meter) and are ready to begin patient testing (first level clinical trials), but on October 1, 2018, in association with the Company’s advanced development engineers, CEO Keith Berman asked the engineers to change the chemistry foundation of the GenPrecis! system to work with the Company’s GenUltimate test strip, thereby allowing the Company to offer three products, each somewhat unique, all running on the same test blood chemistry, an already FDA cleared device. On July 2018 the Company began selling its PetSure! product, serving the diabetes testing market for at-home dogs and cats. In February 2019 the Company released its GenUltimate! 4Pets test strip along with the Avantage meter for at home testing of dogs, cats and horses.

The FDA regulates diagnostic test kits and at-home patient testing products in a process that is supposed to be streamlined in comparison to the process for the regulation of prescription medicines. The regulatory standard used for the Shasta Genstrip and the Genstrip 50 (a product we sold from March 2013 to November 2016) was the 510k pre-market and post-market processes. The same process will be used for the GenChoice! and GenPrecis! products as well as the Company’s recent projects, its GenAccord! and GenCambre! gluscose test strips specifically designed to run on legacy meters, in each case beginning with the 510k approval process with the FDA expected to commence during the early part of 2019. Both the GenChoice! and GenUltimate TBG and meter products will be sold internationally while the U.S. FDA 510k applications are pending. We expect the same process for our GenAccord! and GenCambre! products. In early May 2018 the Company completed testing of its PetSure! product, as an outgrowth of its current technologies, for dogs and cats who need glucose monitoring. We also have identified a distributor for the sale of Petsure! in chain pet stores and by online pet food companies. Additionally, the Company added PetSure! to its list of products that Walmart Stores and Amazon will sell as part of our recent agreement with them.

Our subsidiaries, Pharma Tech Solutions, Inc., PDA Services, Inc. and PharmaTech Sensor Development Corp. operate in several healthcare products channels. In addition, our subsidiary Decision IT engages in the acquisition and holding of Intellectual Property including Patents and Trademarks and specialty manufacturing equipment acquired for our Korean contract manufacturer of our GenUltimate! and our GenSure! and GenChoice! products. Our newest subsidiary Pharmatech Sensor Development Corp. (formed in April 2016) manages our investment in specialty manufacturing machinery and testing laboratories, as well as a inventory credit line to finance inventory purchases of our GenUltimate! and PetSure! products. This credit line will be expanded for the management of our GenChoice! and GenPrecis! products 2019.

In March 2017 the Company was approached by its Korean partner, The Bio Co., Ltd to design and fund a new product which the Company called GenPrecis!, now called GenUltimate! TBG. We believe this product represents a major improvement in diabetic glucose monitoring. We believe the GenUltimate! TBG system will be the first of its kind +/- 8% system. Current ISO (2015) and FDA (2014) guidelines call for glucose monitoring systems to meet a +/- 15% standard, whereby the meter and strip must be within +/- 15% of a reference method in repeated samplings 95% of the time. GenUltimate! and GenChoice! are +/- 14% test strips, but in each case 97+% of the time in repeated samplings. GenUltimate! TBG is designed to meet the written standards of the ISO and FDA at +/- 8%, 97% of the time – effectively setting a new standard, even exceeding the FDA’s new published but as yet unimplemented +/- 12% and 14% standards. The Company has been funding the development of this system product in 2017-2019, as well as a test strip only derivative version for use with a legacy meter sold overseas. In October 2018, the Company implemented a strategic change to its development and manufacturing processes whereby we will standardize around two technology foundations or toolboxes, our GenUltimate! technology and our GenChoice! technology. PetSure! was the first marketable product to make use of the GenChoice! technology foundation, and is currently selling in pet testing channels. GenUltimate! TBG will be the first enhancement of our GenUltimate! technology foundation. The Company believes that these changes in our product development processes will lead to quicker to market products and streamlined and less costly manufacturing processes.

The Company’s business on a day-to-day basis includes the distribution of our GenUltimate! products, (50 count and 100 count versions), distribution of our GenSure! product (30 count and 60 count versions) and, we believe, later in 2019, International versions of our GenChoice! (30 count, 60 count versions), and the GenPrecis! (30 count, 60 count, 100 count versions and a meter) products. Also within 120 days of this writing, the Company will introduce its GenChoice! product Internationally which has recently concluded its clinical analyses and is in FDA 510K review. Our GenSure! will be sold only in certain International markets, and is only awaiting conclusion of discussions with its chosen distributor in Mexico and South America. In the next 120 days the Company will have concluded the prosecution of its 510K clearance for its GenChoice!. We will attempt to sell the GenChoice! product worldwide. Within 180 days of this writing the Company will have concluded the clinical analyses and filed for 510K clearance for its GenUltimate! TBG product (25 count, 50 count and 100 count versions and a meter designed with young diabetics in mind. We will attempt to sell the GenUltimate! TBG product worldwide and will, most likely, require a strategic partner. Initial discussions are taking place with one of the large legacy system companies. We expect to add an additional legacy system company to these discussions.

The general terms of the Offering are summarized in the following table.

General Terms of the Offering

Securities Offered	Up to 250,000,000 shares of Common Stock ($7,500,000)
Current Trading Market

Our Common Stock is presently quoted on the OTC Pink Current Information Marketplace under the symbol “DECN”. The last reported sales price for our Common Stock as reported on the OTC Pink Current Information Marketplace on February 19, 2019 was $0.02.

Common Stock Outstanding Before The Offering	131,420,082 as of September 30, 2018.
Common Stock Outstanding After The Offering (assuming the maximum offering amount is sold)	381,420,082
Offering Termination Date

The Offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this Offering being qualified by the Securities and Exchange Commission (the “SEC”), or (3) the date at which the Offering is earlier terminated by the Company in its sole discretion.

Use of Proceeds

The net proceeds of this offering will be used primarily to prepare and defend regulatory filings for our products, and to bring these new products to market in the U.S. and internationally. See “Use of Proceeds.”

Risk Factors	An investment in the Offering involves a high degree of risk. See the section entitled “Risk Factors” on page 4 of this Offering Circular.

Corporate Information

We are a Nevada corporation. Our principal offices are located at 2660 Townsgate Road, Suite 300, Westlake Village, California 91361. The phone number for these offices is (805) 446-1973.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular, including the sections entitled “Risk Factors,” “Description of the Company’s Business,” “Plan of Distribution”, “Use of Proceeds,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contain forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” or the negative or plural of these words or similar expressions. These forward-looking statements include, but are not limited to, statements concerning us, risk factors, plans and projections. You should not rely upon forward-looking statements as predictions of future events. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Offering Circular may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this Offering Circular to conform these statements to actual results or to changes in our expectations.

You should read this Offering Circular and the documents that we reference in this Offering Circular and have filed with the SEC as exhibits to the Form 1-A of which this Offering Circular is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

The purchase of the shares of Common Stock involves substantial risks. You should carefully consider the following risk factors, in addition to any other risks associated with this investment. The shares offered by the Company constitute a highly speculative investment and you should be in an economic position to lose your entire investment. The risks listed do not necessarily comprise all those associated with an investment in the shares and are not set out in any particular order of priority. Additional risks and uncertainties may also have an adverse effect on the Company’s business and your investment in the shares. An investment in the Company may not be suitable for all recipients of this Offering Circular. You are advised to consult an independent professional adviser or attorney who specializes in investments of this kind before making any decision to invest. You should consider carefully whether an investment in the Company is suitable in the light of your personal circumstances and the financial resources available to you.

RISKS RELATED TO OUR BUSINESS

BECAUSE OF OUR HISTORY OF ACCUMULATED DEFICITS, RECURRING LOSSES, NEGATIVE CASH FLOWS FROM OPERATING ACTIVITIES, NEGATIVE TOTAL EQUITY AND CERTAIN DEBT BEING IN DEFAULT, WE MUST ACHIEVE PROFITABILITY AND MAY BE REQUIRED TO OBTAIN ADDITIONAL FINANCING IF WE ARE TO CONTINUE AS A “GOING CONCERN.”

We incurred negative cash flows from operating activities and recurring net losses for the three months ended September 30, 2018 and in fiscal years 2017 and 2016. We had negative working capital at the end of each of those years. As of September 30, 2018 and December 31, 2017, our accumulated deficit was $46,223,961 and $44,357,408, respectively. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements included in this Offering Circular do not include any adjustments that might result from the outcome of this uncertainty. In order for us to remove substantial doubt about our ability to continue as a going concern, we must achieve profitability, generate positive cash flows from operating activities and obtain necessary debt or equity funding. If we are unable to increase revenues or obtain additional financing, we will be unable to continue the development of our products and services and we may have to cease operations.

Our financial statements have been prepared on the assumption that we will continue as a going concern. It has been necessary to rely upon debt and the sale of our equity securities to sustain operations. Our management anticipates that we will require additional capital (including the proceeds from this Offering) to fund ongoing operations without taking into account the proceeds from this offering. There can be no guarantee that we will be able to obtain such funds, or obtain them on satisfactory terms, and that such funds would be sufficient. If such additional funding is not obtained, we may be required to scale back or cease operations.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FINANCING, BUSINESS OPERATIONS WILL BE HARMED AND IF WE DO OBTAIN ADDITIONAL FINANCING THEN EXISTING SHAREHOLDERS MAY SUFFER SUBSTANTIAL DILUTION.

As of September 30, 2018, we had cash of $402,796. We expect the net proceeds from this Offering, along with our current cash position, will enable us to fund our operating expenses and capital expenditure requirements for at least the next eighteen (18) months. Thereafter, unless we achieve profitability, we anticipate that we will need to raise additional capital to fund our operations and to otherwise implement our overall business strategy. We currently do not have any contracts or commitments for additional financing. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail and possibly cease operations. In addition, any additional equity financing may involve substantial dilution to then existing shareholders.

DUE TO OUR DEPENDENCE ON A LIMITED NUMBER OF CUSTOMERS, WE ARE SUBJECT TO A CONCENTRATION OF CREDIT RISK.

In 2017, three customers accounted for approximately 95% of net sales compared to three customers accounting for approximately 90% of net sales in 2016. However, it should be noted that all three of the Company’s largest customers make use in large part to on-line sales through Amazon, Walmart, Sears, Jet.com and at least 900 other on-line sellers and aggregators.

The loss of any of significant customers would likely have a material adverse effect on our business, financial condition and results of operations. In addition, in the case of insolvency of any of our significant customers, receivables from that customer might not be collectible, might not be fully collectible, or might be collectible over longer than normal terms, each of which could have a material adverse effect on our business, financial condition, liquidity and results of operations.

WE CURRENTLY DEPEND UPON A SINGLE SOURCE SUPPLIER FOR OUR PRODUCTS, WHO MANUFACTURES PRODUCTS TO OUR SPECIFICATIONS. THIS PRACTICE MAKES US VULNERABLE TO SUPPLY PROBLEMS AND PRICE FLUCTUATIONS, WHICH COULD HARM OUR BUSINESS.

In the three months ended September 30, 2018 and for fiscal years 2017 and 2016, we purchased substantially all of our products and supplies from one third-party vendor. We expect to rely on this single source third-party vendor for the manufacture of our GenUltimate!, and GenUltimate 4Pets and the Avantage meter GenSure!, GenUltimate! TBG, the Precise meter, GenChoice! products. Although there are other vendors who manufacture similar products and supplies we can turn to should irresolvable problems occur since we are the owner of all engineering designs and specification, our systems would need to be modified to accommodate those products and supplies. Consequently, we are dependent on this contract manufacturer for the production of our products and will depend on third-party manufacturing resources to manufacture products we may add to our product line in the future.

Our reliance on this vendor also subjects us to risks that could harm our business, including:

•we may not be able to obtain adequate supply in a timely manner or on commercially reasonable terms;

•we may have difficulty locating and qualifying alternative suppliers;

•our supplier manufactures products for a range of customers, and fluctuations in demand for the products it supplies for others may affect its ability to deliver product to us in a timely manner; and

•our supplier may encounter financial hardships unrelated to our demand for product, which could inhibit its ability to fulfill our orders and meet our requirements.

Any interruption or delay in the supply of products or materials, or our inability to obtain product from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to cancel orders or switch to competitive products, and could therefore have a material adverse effect on our business, financial condition, operating results and cash flows.

OUR PROFITABILITY DEPENDS UPON MANY FACTORS FOR WHICH NO ASSURANCE CAN BE GIVEN.

Profitability depends upon many factors, including the ability to develop and maintain valuable product and solutions, our ability to identify and obtain the rights to additional products to add to our existing product line, success and expansion of our sales programs, expansion of our customer base, obtaining the right balance of expense levels and the overall success of our business activities. We anticipate that we will generate operating income in the next 12 months although no assurance can be given in this regard. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of our Company and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our product offerings or even continue our operations. A decline in the value of our stock could also cause you to lose all or part of your investment.

THE COMMERCIAL SUCCESS OF OUR PRODUCTS WILL DEPEND UPON THE DEGREE OF MARKET ACCEPTANCE BY DIABETICS DIRECTLY AND THE DIABETIC CUSTOMERS OF OUR PHARMACY PARTNERS. IN ADDITION, TO A LESSER EXTENT WE WILL BE DEPENDENT UPON THE ACCEPTANCE OF OWNERS OF DIABETIC AFFLICTED DOGS AND CATS.

Ultimately, none of our current products or products in development, even if they receive approval, may ever gain market acceptance by diabetics directly and the diabetic customers of our pharmacy partners. If these products do not achieve an adequate level of acceptance, we may not generate significant product revenue and we may not become profitable. The degree of market acceptance of our products, will depend on a number of factors, including:

•the efficacy and potential advantages over alternative treatments;

•the ability to offer our products and services for sale at competitive prices;

•the willingness of the target population to accept and adopt our products and services;

•the strength of marketing and distribution support and the timing of market introduction of competitive products and services; and

•publicity concerning our products and services or competing products and services.

Even if a potential product displays a favorable profile, market acceptance of the product will not be known until after it is launched. Our efforts to educate diabetics directly and the diabetic customers of our pharmacy partners on the benefits of our products and services may require significant resources and may never be successful. Such efforts to educate the marketplace may require more resources than are required by conventional technologies marketed by our competitors.

THE COLLECTION, RETENTION AND DISCLOSURE OF PERSONAL INFORMATION AND PATIENT HEALTH INFORMATION IS REGULATED BY LAW AND SUBJECTS US AND OUR BUSINESS ASSOCIATES TO POTENTIAL LIABILITY FOR UNAUTHORIZED DISCLOSURE AND OTHER USE OF SUCH INFORMATION.

State, federal and foreign laws, such as the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), regulate the confidentiality of sensitive personal information and the circumstances under which such information may be released. These measures may govern the disclosure and use of personal and patient medical record information and may require users of such information to implement specified security measures, and to notify individuals in the event of privacy and security breaches. Evolving laws and regulations in this area could restrict the ability of our customers to obtain, use or disseminate patient information, or could require us to incur significant additional costs to re-design our products in a timely manner to reflect these legal requirements, either of which could have an adverse impact on our results of operations. Other health information standards, such as regulations under HIPAA, establish standards regarding electronic health data transmissions and transaction code set rules for specified electronic transactions, for example, transactions involving claims submissions to third-party payers. These also continue to evolve and are often unclear and difficult to apply. In addition, under the federal Health Information Technology for Economic and Clinical Health Act (HITECH Act), which was passed in 2009, some of our business that was previously only indirectly subject to federal HIPAA privacy and security rules became directly subject to such rules because we may serve as “business associates” to persons or entities that are subject to these rules. On January 17, 2013, the Office for Civil Rights of the Department of Health and Human Services released a final rule implementing the HITECH Act and making certain other changes to HIPAA privacy and security requirements. Compliance with the rule was required by September 23, 2013, and increased the requirements applicable to some of our business. Although the Company carries several types of liability insurance policies to defend against claims filed, failure to maintain the confidentiality of sensitive personal information in accordance with the applicable regulatory requirements, or to abide by electronic health data transmission standards, could expose us to breach of contract claims above over insurance coverage, fines and penalties, costs for remediation and harm to our reputation.

OUR INDUSTRY IS FRAGMENTED, AND WE MAY EXPERIENCE INTENSE COMPETITION FROM A VARIETY OF SOURCES, MANY OF WHICH MAY BE BETTER FINANCED AND BETTER MANAGED THAN WE ARE.

We face, and will continue to face, competition in the glucose testing market. Many of our competitors and potential competitors may have greater access to capital and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Moreover, many of our competitors may have greater name recognition and experience in the glucose testing industry. Smaller and other early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. There can be no assurance that competition from other companies will not render our products and services noncompetitive.

THE LOSS OF ONE OR MORE MEMBERS OF OUR SENIOR MANAGEMENT OR KEY EMPLOYEES MAY ADVERSELY AFFECT OUR ABILITY TO IMPLEMENT OUR STRATEGY.

Our success depends to a significant extent upon the continued services of Mr. Keith Berman. The loss of the services of Mr. Berman could have a material adverse effect on our growth, revenues, and prospective business. This individual is committed to the Company and willing to devote a large amount of time and energy to the Company. This employee could leave us with little or no prior notice. We do not have “key person” life insurance policies covering any of our employees. Additionally, there are a limited number of qualified technical personnel with significant experience in the design, development, manufacture, and sale of our products, and we may face challenges hiring and retaining these types of employees.

We depend on our experienced management team and the loss of one or more key executives could have a negative impact on our business. We also depend on our ability to retain and motivate key employees and attract qualified new employees. If we lose a member of the management team or a key employee, we may not be able to replace him or her. Integrating new employees into our management team and training new employees with no prior experience in our industry could prove disruptive to our operations, require a disproportionate amount of resources and management attention and ultimately prove unsuccessful. An inability to attract and retain sufficient technical and managerial personnel could limit or delay our development efforts, which could have a material adverse effect on our business, financial condition and results of operations.

FROM TIME TO TIME, WE MAY BE SUBJECT TO EXPENSIVE CLAIMS RELATING TO PRODUCT LIABILITY; OUR ABILITY TO INSURE AGAINST THIS RISK IS LIMITED.

The use of any of our existing or potential products in clinical settings may expose us to liability claims. These claims could be made directly by persons who assert that inaccuracies or deficiencies in their test results were caused by defects in our products. Alternatively, we could be exposed to liability indirectly by being named as a third-party defendant in actions brought against companies or persons who have purchased our products. We have obtained product liability insurance coverage and we intend to expand our insurance coverage on an as needed basis as sales revenue increases. However, insurance coverage is becoming increasingly expensive, and no assurance can be given that we will be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. There can also be no assurance that we will be able to obtain commercially reasonable product liability insurance for any products added to our product line in the future. A successful product liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

FUTURE CASH FLOW FLUCTUATIONS MAY AFFECT OUR ABILITY TO FUND OUR WORKING CAPITAL REQUIREMENTS OR ACHIEVE OUR BUSINESS OBJECTIVES IN A TIMELY MANNER.

Our working capital requirements and cash flows historically have been, and are expected to continue to be, subject to quarterly and yearly fluctuations, depending on such factors as timing and size of capital expenditures, levels of sales, timing of deliveries and collection of receivables, inventory levels, customer payment terms and supplier terms and conditions. We expect the net proceeds from this Offering, along with our current cash position will enable us to fund our operating expenses and capital expenditure requirements for at least the next eighteen (18) months. However, a greater than expected slow-down in capital spending by our customers may require us to adjust our current business model. As a result, our revenues and cash flows may be materially lower than we expect and we may be required to reduce our capital expenditures and investments or take other measures in order to meet our cash requirements. We may seek additional funds from liquidity-generating transactions and other conventional sources of external financing (which may include a variety of debt, convertible debt and/or equity financings). We cannot provide any assurance that our net cash requirements will be as we currently expect. Our inability to manage cash flow fluctuations resulting from the above factors could have a material adverse effect on our ability to fund our working capital requirements from operating cash flows and other sources of liquidity or to achieve our business objectives in a timely manner.

OUR BUSINESS MAY BE MATERIALLY AND ADVERSELY AFFECTED BY INCREASED LEVELS OF DEBT.

In order to finance our business or to finance possible acquisitions we may incur significant levels of debt compared to historical levels, and we may need to secure additional sources of funding, which may include debt or convertible debt financing, in the future. A high level of debt, arduous or restrictive terms and conditions relating to accessing certain sources of funding, failure to meet the financial and/or other covenants in our credit and/or support facilities and any significant reduction in, or access to, such facilities, poor business performance or lower than expected cash inflows could have adverse consequences on our ability to fund our business operations. Other effects of a high level of debt include the following:

•we may have difficulty borrowing money in the future or accessing sources of funding;

•we may need to use a large portion of our cash flows from operating activities to pay principal and interest on our indebtedness, which would reduce the amount of cash available to finance our operations and other business activities;

•a high debt level, arduous or restrictive terms and conditions, or lower than expected cash flows would make us more vulnerable to economic downturns and adverse developments in our business; and

•if operating cash flows are not sufficient to meet our operating expenses, capital expenditures and debt service requirements as they become due, we may be required, in order to meet our debt service obligations, to delay or reduce capital expenditures or the introduction of new products and services, sell assets and/or forego business opportunities including acquisitions, research and development projects or product design enhancements.

RAPID GROWTH COULD RESULT IN A STRAIN ON OUR RESOURCES.

Because of our size, growth will likely place a significant strain on our financial, technical, operational and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of experienced managers, could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute this aspect of our business plan.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

SOME OF OUR PRODUCTS MAY BE SUBJECT TO THE RISKS AND UNCERTAINTIES ASSOCIATED WITH THE PROTECTION OF INTELLECTUAL PROPERTY AND RELATED PROPRIETARY RIGHTS. WE BELIEVE THAT OUR SUCCESS DEPENDS IN PART ON OUR ABILITY TO OBTAIN AND ENFORCE PATENTS, MAINTAIN TRADE SECRETS AND OPERATE WITHOUT INFRINGING ON THE PROPRIETARY RIGHTS OF OTHERS IN THE UNITED STATES AND IN OTHER COUNTRIES.

We own or have license rights under several patents. The enforcement of patent rights can be uncertain and involve complex legal and factual questions. The scope and enforceability of patent claims are not systematically predictable with absolute accuracy. The strength of our own patent rights depends, in part, upon the breadth and scope of protection provided by the patent and the validity of our patents, if any.

WE ALSO RELY ON TRADE SECRETS LAWS TO PROTECT PORTIONS OF OUR TECHNOLOGY FOR WHICH PATENT PROTECTION HAS NOT YET BEEN PURSUED OR IS NOT BELIEVED TO BE APPROPRIATE OR OBTAINABLE.

These laws may protect us against the unlawful or unpermitted disclosure of any information of a confidential and proprietary nature, including but not limited to our know-how, trade secrets, methods of operation, names and information relating to vendors or suppliers and customer names and addresses. We intend to protect this unpatentable and unpatented proprietary technology and processes, in addition to other confidential and proprietary information in part, by entering into confidentiality agreements with employees, collaborative partners, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets and other confidential and proprietary information will not otherwise become known or be independently discovered or reverse-engineered by competitors.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD AFFECT OUR ABILITY TO COMPETE.

There can be no assurance that trade secrets and other intellectual property will not be challenged, invalidated, misappropriated or circumvented by third parties. In some instances, we have augmented our technology base by licensing the proprietary intellectual property of others. In the future, we may not be able to obtain necessary licenses on commercially reasonable terms. We enter into confidentiality and invention assignment agreements with our employees and enter into non-disclosure agreements with our suppliers and appropriate customers so as to limit access to and prevent disclosure of our proprietary information. These measures may not suffice to deter misappropriation or third-party development of similar technologies. Moreover, the laws concerning intellectual property vary among nations and the protection provided to our intellectual property by the laws and courts of foreign nations may not be as advantageous to us as the protection available under U.S. law.

COSTLY LITIGATION MAY BE NECESSARY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND WE MAY BE SUBJECT TO CLAIMS ALLEGING THE VIOLATION OF THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

We may face significant expense and liability as a result of litigation or other proceedings relating to patents and intellectual property rights of others including the litigation described under Description of the Company’s Business – J&J Litigation . In the event that another party has also filed a patent application or been issued a patent relating to an invention or technology claimed by us in pending applications, we may be required to participate in an interference proceeding declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial uncertainties and costs for us, even if the eventual outcome was favorable to us. We, or our licensors, also could be required to participate in interference proceedings involving issued patents and pending applications of another entity. An adverse outcome in an interference proceeding could require us to cease using the technology, substantially modify it or to license rights from prevailing third parties.

The cost to us of any patent litigation or other proceeding relating to our licensed patents or patent applications, even if resolved in our favor, could be substantial, especially given our early stage of development. Our ability to enforce our patent protection could be limited by our financial resources, and may be subject to lengthy delays. A third party may claim that we are using inventions claimed by their patents and may go to court to stop us from engaging in our normal operations and activities, such as research, development and the sale of any future products and services. Such lawsuits are expensive and would consume significant time and other resources. There is a risk that a court will decide that we are infringing the third party’s patents and will order us to stop the activities claimed by the patents. In addition, there is a risk that a court will order us to pay the other party damages for having infringed their patents.

Moreover, there is no guarantee that any prevailing patent owner would offer us a license so that we could continue to engage in activities claimed by the patent, or that such a license, if made available to us, could be acquired on commercially acceptable terms. In addition, third parties may, in the future, assert other intellectual property infringement claims against us with respect to our services, technologies or other matters.

WE HAVE LIMITED FOREIGN INTELLECTUAL PROPERTY RIGHTS AND MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS THROUGHOUT THE WORLD.

We have limited intellectual property rights outside the United States. Filing, prosecuting and defending patents on devices in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property to the same extent as laws in the United States. Consequently, we may not be able to prevent third parties from mimicking our inventions in all countries outside the United States, or from selling or importing products made using our inventions into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patents to develop their own products and further, may export otherwise infringing products to territories where we have patents, but enforcement is not as strong as that in the United States.

Many companies have encountered significant problems in protecting and defending intellectual property in foreign jurisdictions. The legal systems of certain countries, particularly China and certain other developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property, particularly those relating to medical devices and biopharmaceutical products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. To date, we have not sought to enforce any issued patents in these foreign jurisdictions. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. The requirements for patentability may differ in certain countries, particularly developing countries. Certain countries in Europe and developing countries, including China and India, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, we and our licensors may have limited remedies if patents are infringed or if we or our licensors are compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

THIRD PARTIES MAY CLAIM IN THE FUTURE THAT WE ARE INFRINGING DIRECTLY OR INDIRECTLY UPON THEIR INTELLECTUAL PROPERTY RIGHTS, AND THIRD PARTIES MAY INFRINGE UPON OUR INTELLECTUAL PROPERTY RIGHTS.

Many of the markets we serve are characterized by vigorous protection and pursuit of intellectual property rights, which may result in protracted and expensive litigation. Third parties may claim in the future that we are infringing directly or indirectly upon their intellectual property rights, and we may be found to be infringing or to have infringed directly or indirectly upon those intellectual property rights. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements. Moreover, we may not be able to obtain royalty or license agreements on terms acceptable to us, or at all. We also may be subject to significant damages or injunctions against development and sale of certain of our products, services and solutions. Our success depends in large part on our proprietary technology. We rely on a combination of patents, copyrights, trademarks, trade secrets, know-how, confidentiality provisions and licensing arrangements to establish and protect our intellectual property rights. If we fail to successfully protect and enforce these rights, our competitive position could suffer. Our pending patent and trademark registration applications may not be allowed, or competitors may challenge the validity or scope of our patents or trademark registrations. In addition, our patents may not provide us a significant competitive advantage. We may be required to spend significant resources to monitor and police our intellectual property rights. We may not be able to detect infringement and our competitive position may be harmed before we do so. In addition, competitors may design around our technology or develop competing technologies.

RISKS RELATING TO OWNERSHIP OF OUR COMMON STOCK

WE CURRENTLY DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK. AS A RESULT, YOUR ONLY OPPORTUNITY TO ACHIEVE A RETURN ON YOUR INVESTMENT IS IF THE PRICE OF OUR COMMON STOCK APPRECIATES.

We currently do not expect to declare or pay dividends on our common stock. In addition, in the future we may enter into agreements that prohibit or restrict our ability to declare or pay dividends on our common stock. As a result, your only opportunity to achieve a return on your investment will be if the market price of our common stock appreciates and you sell your shares at a profit.

YOU MAY EXPERIENCE DILUTION OF YOUR OWNERSHIP INTEREST DUE TO THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK.

We are in a capital intensive business and we do not have sufficient funds to finance the growth of our business or to support our projected capital expenditures. As a result, we will require additional funds from future equity or debt financings, including sales of preferred shares or convertible debt, to complete the development of new projects and pay the general and administrative costs of our business. We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of holders of our common stock. We are currently authorized to issue 494,995,000 shares of common stock and 5,000,000 shares of preferred stock. Additionally, the Board of Directors may subsequently approve increases in authorized common stock. The potential issuance of such additional shares of common or preferred stock or convertible debt may create downward pressure on the trading price of our common stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in future public offerings or private placements for capital raising purposes or for other business purposes. The future issuance of a substantial number of common shares into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common shares could make it more difficult to raise funds through future offerings of our common shares or securities convertible into common shares.

OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION ALLOWS FOR OUR BOARD OF DIRECTORS TO CREATE NEW SERIES OF PREFERRED STOCK WITHOUT FURTHER APPROVAL BY OUR STOCKHOLDERS, WHICH COULD HAVE AN ANTI-TAKEOVER EFFECT AND COULD ADVERSELY AFFECT HOLDERS OF OUR COMMON STOCK.

Our authorized capital includes preferred stock issuable in one or more series. Our Board of Directors has the authority to issue preferred stock and determine the price, designation, rights, preferences, privileges, restrictions and conditions, including voting and dividend rights, of those shares without any further vote or action by stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The issuance of additional preferred stock, while providing desirable flexibility in connection with possible financings and acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the voting power of our outstanding voting securities, which could deprive our holders of Common Stock of a premium that they might otherwise realize in connection with a proposed acquisition of our Company.

THERE IS CURRENTLY ONLY A LIMITED PUBLIC MARKET FOR OUR COMMON STOCK. FAILURE TO DEVELOP OR MAINTAIN A TRADING MARKET COULD NEGATIVELY AFFECT THEIR VALUE AND MAKE IT DIFFICULT OR IMPOSSIBLE FOR YOU TO SELL YOUR SHARES.

There is currently only a limited public market for our Common Stock and the public offering price of the shares may bear no relationship to the price at which our Common Stock will trade after this Offering. An active public market for our Common Stock may not develop or be sustained. Failure to develop or maintain an active trading market could make it difficult for you to sell your shares without depressing the market price for such securities or recover any part of your investment in us. Even if an active market for our Common Stock does develop, the market price of such securities may be highly volatile. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our securities.

IF AND WHEN A LARGER TRADING MARKET FOR OUR SECURITIES DEVELOPS, THE MARKET PRICE OF SUCH SECURITIES IS STILL LIKELY TO BE HIGHLY VOLATILE AND SUBJECT TO WIDE FLUCTUATIONS, AND YOU MAY BE UNABLE TO RESELL YOUR SECURITIES AT OR ABOVE THE PRICE AT WHICH YOU ACQUIRED THEM.

The stock market in general and the market for smaller health service companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price for our securities may be influenced by many factors that are beyond our control, including, but not limited to:

•variations in our revenue and operating expenses;

•market conditions in our industry and the economy as a whole;

•actual or expected changes in our growth rates or our competitors’ growth rates;

•developments or disputes concerning patent applications, issued patents or other proprietary rights;

•developments in the financial markets and worldwide or regional economies;

•variations in our financial results or those of companies that are perceived to be similar to us;

•announcements by the government relating to regulations that govern our industry;

•the recruitment or departure of key scientific or management personnel;

•sales of our common stock or other securities by us or in the open market;

•changes in the market valuations of other comparable companies;

•general economic, industry and market conditions; and

•the other factors described in this “Risk Factors” section.

The trading price of our shares might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our securities. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

RISKS RELATED TO THE OFFERING

SHARES OF OUR COMMON STOCK ARE CONSIDERED PENNY STOCKS AND THUS BE SUBJECT TO THE PENNY STOCK RULES.

The SEC has adopted a number of rules to regulate “penny stocks” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our securities constitute “penny stocks” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

WE MAY NEED ADDITIONAL CAPITAL, AND THE SALE OF ADDITIONAL SHARES OR EQUITY OR DEBT SECURITIES COULD RESULT IN ADDITIONAL DILUTION TO OUR STOCKHOLDERS.

We believe that our existing cash, together with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for at least the next eighteen (18) months. We may, however, require additional cash resources due to changed business conditions or other future developments. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain one or more credit facilities. The sale of additional equity securities could result in additional dilution to our stockholders and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

If we raise additional funds through government or other third-party funding, collaborations, strategic alliances, licensing arrangements or marketing and distribution arrangements, we may have to relinquish valuable rights to our technologies, future revenue stream or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market products that we would otherwise prefer to develop and market ourselves.

WE HAVE BROAD DISCRETION IN THE USE OF THE NET PROCEEDS FROM THIS OFFERING AND MAY NOT USE THEM EFFECTIVELY.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline and delay the development of our product candidates. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

DILUTION

As the officers and directors of the Company have not acquired shares during the past year nor do they have the right to acquire shares at a lower price than the $0.03 price of this Offering, this section is not applicable. The Company does not have affiliated persons other than its officers and directors and the Company does not have promoters.

PLAN OF DISTRIBUTION

This Offering is being conducted on a “best-efforts” basis, which means our officers and directors as well as possible contract placement agent(s) will use their commercially reasonable best efforts in an attempt to sell the shares. Such officers and directors will not receive any commission or any other remuneration for these sales. The placement agent(s), if any, will receive ten percent (10%) of the gross proceeds of the Offering.

The Company will use its wholly-owned subsidiary, Pharma Tech Solutions, Inc., as its escrow agent (the “Escrow Agent”) to hold funds tendered by investors, and assuming we sell a minimum of $10,000 in shares, we may hold a series of closings at which we receive the funds from the Escrow Agent and issue the shares to investors. The Offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this Offering being qualified by the SEC, or (3) the date at which the Offering is earlier terminated by the Company in its sole discretion.

We reserve the right to reject any investor’s subscription or commitment in whole or in part for any reason. If the Offering terminates or if any prospective investor’s subscription or commitment is rejected, all funds received from such investors will be released and made available in such investor’s funding account without interest or deduction.

USE OF PROCEEDS

The net proceeds of this offering will be used primarily to prepare and defend regulatory filings for our products, and to bring these new products to market in the U.S. and internationally.

DESCRIPTION OF THE COMPANY’S BUSINESS

Corporate History

We were originally incorporated in the State of Nevada on March 2, 2001 as ATR Search Corporation (“ATR”). In June of 2002, ATR merged with Medicius, Inc. whereby Medicius, at the close of the merger, was to become a wholly- owned subsidiary of ATR. However, because of several issues that arose post-merger, Medicius, Inc., while a subsidiary of ATR, operated its own business. Following the merger, whereby Medicius, Inc. sold certain software assets to ATR, as a part of the merger, these assets became a part of ATR’s portfolio of technology and when the Medicius, Inc. assets became commercially ready, the operations were conducted through ATR.

The former operations of ATR were conducted through Care Technologies, LLC, a wholly-owned subsidiary of ATR. Medicius remained an operating entity from the closing of the merger until September 30, 2007. On August 2, 2002, we amended our Articles of Incorporation to change our name from ATR to CareDecision Corporation. CareTechnologies, LLC was dissolved on May 20, 2003, with CareDecision parent continuing all operations of CareTechnologies. On November 19, 2004, we incorporated two Nevada subsidiary companies, Pharma Tech Solutions, Inc. and PDA Services, Inc. On April 1, 2005, we amended our Articles of Incorporation to change our name from CareDecision Corporation to instaCare Corp. In March 2006, we incorporated an additional Nevada corporation subsidiary, Pharmtech Direct Corp. In May 2008, we incorporated an additional Nevada corporation subsidiary, Decision IT Corp. Subsequently, in 2017 we incorporated an R&D subsidiary PharmaTech Sensor Development Corp.

On November 1, 2011 we completed the acquisition of Diagnostics Newco, LLC from its owner Kimberly Binder. As a part our efforts to transition the Company toward a full service and vertically integrated provider of at-home diagnostics, on November 25, 2011, as a condition of the merger with Diagnostics Newco, the Company changed its name to Decision Diagnostics Corp.

Our principal offices are located at 2660 Townsgate Road, Suite 300, Westlake Village, California 91361. The phone number for these offices is (805) 446-1973.

Business Overview

Decision Diagnostics Corp. is a worldwide prescription and non-prescription diagnostics and home testing products distributor and the manufacturer of the GenUltimate! glucose test strips. All of our products are classified as Class II medical devices for at-home use for the measurement of glucose. The Company also has its GenSure! glucose test strip, a product for off-shore sales which is complete and available for sales, but will primarily be sold as an International private label market entry. In addition, the Company’s GenChoice! glucose test strip has completed its clinical trials phase and is in the final stages of compilation for the filing of a 510K application with the U.S. FDA. In addition, the Company has completed advanced development work and bench testing of its GenUltimate! TBG test strip and Precise meter and are ready to begin patient testing (first level clinical trials), but on October 1, 2018, in association with the Company’s advanced development engineers, CEO Keith Berman asked the engineers to change the chemistry foundation of the GenUltimate! TBG system to work with the Company’s existing GenUltimate test strip, thereby allowing the Company to offer three products, each somewhat unique, all running on the same test blood chemistry, an already FDA cleared device.  In addition, the Company has recently released for sale its PetSure! product during July 2018. PetSure! is a product to serve the diabetes testing market for at-home dogs and cats. In February 2019 the Company launched its GenUltimate! 4Pets product, a system, inclusive of the Avantage meter, for at-home testing of dogs, cats and horses.

The FDA regulates diagnostic test kits and at-home patient testing products in a process that is supposed to be streamlined in comparison to the process for the regulation of prescription medicines. The regulatory standard used for the Shasta Genstrip and the Genstrip 50 (a product we sold from March 2013 to November 2016) was the 510k pre-market and post-market processes. The same process will be used for the GenChoice! and GenUltimate! TBG products as well as the Company’s recent projects, its GenAccord! and GenCambre! glucose test strips specifically designed to run on legacy meters, in each case beginning with the 510k approval process with the FDA expected to commence during the early to mid part of 2019. Both the GenChoice! and GenUltimate! TBG products will be sold internationally while the U.S. FDA 510k applications are pending. We expect the same process for our GenAccord! and GenCambre! products. In early May 2018 the Company completed testing on a testing product, an outgrowth of its current technologies, for dogs and cats who need glucose monitoring. We also have identified a distributor for the sale of Petsure! in chain pet stores and by online pet food companies. In addition we plan to add PetSure! to our list of products that Walmart Stores will sell as a part of our recent agreement with them. In February 2019 the Company launched its GenUltimate! 4Pets product, a system, inclusive of the Avantage meter, for at-home testing of dogs, cats and horses.

Our Current Business Foundation

Our subsidiaries, Pharma Tech Solutions, Inc., PDA Services, Inc. and PharmaTech Sensor Development Corp. operate in several healthcare products channels. In addition, our subsidiary Decision IT engages in the acquisition and holding of Intellectual Property including Patents and Trademarks and specialty manufacturing equipment acquired for our Korean contract manufacturer of our GenUltimate! and our GenSure! and GenChoice! products. Our newest subsidiary Pharmatech Sensor Development Corp. (formed in April 2016) manages our investment in specialty manufacturing machinery and testing laboratories, as well as a small inventory credit line to finance inventory purchases of our GenUltimate! products. This credit line will be expanded for the management of our GenChoice! And GenPrecis! products in the latter part of 2018.

In March 2017 the Company was approached by its Korean partner, The Bio Co., Ltd to design and fund a new product which the Company calls GenPrecis! We believe this product represents a major improvement in diabetic glucose monitoring. We believe the GenPrecis! system will be the first of its kind +/- 8% system. Current ISO (2015) and FDA (2014) guidelines call for glucose monitoring systems to meet a +/- 15% standard, whereby the meter and strip must be within +/- 15% of a reference method in repeated samplings 95% of the time. GenUltimate! and GenChoice! are +/- 14% test strips, but in each case 97+% of the time in repeated samplings. GenPrecis! is designed to meet the written standards of the ISO and FDA at +/- 9%, 97% of the time – effectively setting a new standard, even exceeding the FDA’s new published but unimplemented +/- 12% and 14% standards. The Company has been funding the development of this system product in 2017-2019, as well as a test strip only derivative version for use with a legacy meter sold overseas. In October 2018, the Company implemented a strategic change to its development and manufacturing processes whereby we will standardize around two technology foundations, our GenUltimate! technology and our GenChoice! technology. PetSure! was the first marketable product to make use of the GenChoice! technology foundation, and is currently selling in pet testing channels. GenUltimate! TBG will be the first enhancement of our GenUltimate! technology foundation. The Company believes that these changes in our product development processes will lead to quicker to market products and streamlined and less costly manufacturing processes.

From time to time, when economic conditions warrant and given market conditions, we distribute other brand name prescription and non-prescription diagnostics products, as well as several lines of ostomy, wound care and post-surgery medical products, although these healthcare channels have also undergone two major market changes and disruptions since July 2013. Until these markets “settle down” we have determined that we will maintain our contacts but refrain from competing.

Historical Construct

The worldwide market for at-home blood glucose testing is an estimated $17.8 billion. Our current product, GenUltimate!, competes directly with the OneTouch brand of products made by LifeScan, Inc. LifeScan is currently owned by Johnson & Johnson (“J&J”). On June 12, 2018, J&J announced it had accepted a binding offer from Platinum Equity to acquire its LifeScan business. The transaction closed in October 2018. We believe J&J’s sale of the LifeScan business should change the diabetic testing field to a great degree and should, given the ongoing litigation between the Company and J&J (described below), bring more positive views of our Company in an industry that we have been competing in for six years.

GenUltimate! (and the earlier Shasta Genstrip and Genstrip 50 sold from March 2013 to November 2016) were developed for use with the OneTouch Ultra legacy system (glucometers) for at-home blood glucose testing, a system currently used daily by over 2.7 million diabetes afflicted Americans and 4.3 million diabetics world-wide. GenUltimate! competes in the overall at-home testing market by offering an economical solution to former users of the legacy platform provider’s product. We believe the Company’s GenUltimate! product, designed to meet new European Union standards, is an improved version. We believe our business model is unique to this market channel as our major business focus is directed toward diabetics who have attempted a change of their glucose monitoring platforms (systems) or those currently using the J&J legacy products but are dealing with escalating prices and lower insurance reimbursements. At the time of the introduction of Shasta Genstrip in March 2013, J&J controlled just under 40% of this market.

The Company will continue to direct its marketing efforts to ambulatory and semi-ambulatory older Americans afflicted with diabetes and complications caused by diabetes and old age. We began our transition into these medical products channels on November 1, 2011 when we completed the acquisition of Diagnostic Newco, LLC from its owner Kimberly Binder. Diagnostic Newco was a design company that specialized in product packaging design, medical products advertising design, web site design (to a lesser degree) and graphic art. Ms. Binder joined the staff of our Pharma Tech Solutions subsidiary specifically for these purposes, and has worked closely with our contract manufacturers for GenUltimate!, making subtle changes to packaging design and more recently integrating the new FDA UDI product identification data system, among other responsibilities. She is also responsible for the package design for new diagnostic products the Company is currently working on, including the GenSure! and the upcoming GenChoice! and GenPrecis! products. Ms. Binder is also owner of Genstrip Direct LLC and Full Circle Diabetes LLC, her own distribution companies, which she operates separately from her (Decision Diagnostics and Pharma Tech Solutions) Company-related responsibilities.

We intend to acquire additional private companies, or partner with small engineering companies that have developed technology requiring either regulatory approval, distribution expertise or both. The at-home diabetes testing market continues to grow as diabetics continue to be diagnosed and treated. The market for diabetes testing products is already in the tens of billions of dollars and continues to grow rapidly. We also intend to make additional capital investment later in 2018 in our Korean contract manufacturer and advanced development partner for the manufacture of GenUltimate! TBG and two new products GenAccord! and GenCambre!, both products that will compete with existing legacy products not previously mentioned. Our Korean manufacturer has subsequently completed the development and tooling needed for our GenChoice! product, which is close to marketability.

The Company’s current proprietary product offering, cleared by the FDA for commercial distribution on November 30, 2012 (branded as Shasta Genstrip and later as Genstrip 50), and now in its later branded version (branded as GenUltimate!), is a blood glucose diagnostic test strip for at-home testing. Shasta Genstrip, the original product, was a product originally conceived by Shasta Technologies LLC, who proved incapable of attaining the necessary regulatory approvals after two attempts, 2009 and 2010/2011. By virtue of our written agreements with Shasta in 2011, we were granted an irrevocable license to prosecute their 510k application with the U.S. FDA, as well as all other pre and post-market (FDA term) issues and activities. The original Shasta product was acquired by our Pharma Tech Solutions subsidiary on March 20, 2014. We believe GenUltimate! is a rather unique product offering, employing a brand name razor blade only model (diagnostic test strip) into a razor (diagnostic meter) -- razor blade (diagnostic test strip) market. We believe this uniqueness made for unusual challenges for the FDA in its evaluation of our 510K application. In fact, the Company only concluded its dealings with the FDA pre and post market review staff with the assistance of the FDA Commissioner’s Office in March 2016, an on-going process that was begun by Shasta in October 2009. The Company believes that upcoming product offerings such as the GenChoice! and GeUltimate! TBG products will go through a much smoother review and comment process. Since the Company plans additional and similar products in the future for other diagnostic platforms, we believe the lengthy Shasta Genstrip (later Genstrip 50) FDA approval experience, has provided lessons and experience which is already being put to use.

Until our receipt of the landmark March 2016 subsequent ruling from the FDA, two years (and growing) was a standard development to market timeline for in-vitro diagnostic products similar to Genstrip / GenUltimate! Nonetheless, we are confident that our new products will enjoy a much speedier FDA review process. As a result of previous delays and failures by Shasta Technologies in completing its FDA 510k approval application, and then problems Shasta encountered in prosecuting its two original applications with FDA staff, the Company changed its contractual responsibilities and obligations in June 2011 to include program management, regulatory process management, management of the manufacturing forecasting and distribution processes, and new products planning and development. Further (eventually fatal) on-going problems encountered by Shasta, which on their face proved irresolvable during the post-market FDA phase, presented the Company with an opportunity that we seized. On March 20, 2014 our Pharma Tech Solutions subsidiary acquired the intellectual property, the marks, and the Genstrip cleared 510K. Subsequently we accomplished a rebranding of the original Genstrip product (as GenUltimate!), built manufacturing protocols, implemented a robust Quality System throughout 2014 and 2015, and then re-developed the improved GenUltimate! product. GenUltimate! has become the only version of the original Genstrip line that will be packaged to conform with the FDA UDI standards, and was released as UDI compliant as of September 24, 2016. Manufacturing of Genstrip 50 ended and on-going sales continued under the GenUltimate! brand, which includes the FDA UDI packaging.

J&J Litigation

In June 2010 the Company was approached by the largest retailer in the world for the distribution and sale of the Genstrip product, then about to enter the 510K regulatory review process, at over 5,000 retail stores worldwide. A supplier contract with this retailer was negotiated in September 2010 and subsequently renegotiated and renewed in April 2011, and as soon as the retail contract was agreed to and as a means to conduct market research, the Company began seeking pre-conditioned letters of intent (pre-orders) for Genstrip, while continuing the prosecution of the 510K application on behalf of Shasta Technologies before the FDA.

Our discussions with this retailer and other similarly situated retailers were temporarily discontinued based on a litigation induced hiatus since our litigation with LifeScan began in earnest in March 2013, approximately eighteen (18) months after the original lawsuits were filed. LifeScan sued the Company in three separate suits, all in Federal court, beginning in September 2011. These suits proved costly in that we believe their intended purpose was to keep the Genstrip product off of retail market shelves, not to succeed in patent litigation(s). Until these suits were settled in May 2016, the Company’s marketing abilities were severely limited. The Company believes there will be additional limitations as long as J&J spends large sums to discredit the Company and its products. We believe J&J’s sale of the LifeScan business to Platinum Equity should change the diabetic testing field to a great degree and should, bring more positive views of our Company in an industry that we have been competing in for six years.

The settlements we did achieve with J&J provided a hard-fought victory for the Company, particularly since Shasta in 2015 admitted to patent infringements of all three J&J diabetic medical device patents that were being adjudicated. We pressed on in the face of Shasta’s admissions and nonetheless settled these lawsuits in a novel manner, where J&J paid the Company a settlement amount, for lawsuits where the Company was the defendant. J&J, as a part of the settlement, also granted the Company licenses to three J&J patents (including one patent that J&J subsequently and permanently lost through final action by the US Supreme Court), the larger value gained from this five year legal battle.

In March 2016, prior to the May 2016 settlement in the J&J initiated litigation, the Company’s Pharma Tech Solutions and Decision IT subsidiaries brought suit against LifeScan in Nevada Federal court for patent infringement, the Company alleging that LifeScan’s OneTouch Ultra product was and had been infringing both of the Company’s patents.

In March 2017, after a protracted battle with J&J where they tried to invalidate the Company’s lawsuit, the court ruled that the Company would be allowed to move forward. We will also be allowed to allege the Doctrine of Equivalents. The Supreme Court, in Warner-Jenkinson Company, Inc. v. Hilton Davis Chemical Co., 520 U.S. 17 (1997), states that “under [the doctrine,] a product or process that does not literally infringe upon the express terms of a patent claim may nonetheless be found to infringe if there is “equivalence” between the elements of the accused product or process and the claimed elements of the patented invention.” We believe the Doctrine of Equivalents will help in our litigation against J&J.

In October 2018 the trial judge, after nearly a year, granted Lifescan’s Summary Judgment Motion. In November 2018, the Company appealed the trial judge’s ruling to the Court of Appeals for the Federal Circuit. The Company submitted its brief in December 2018. Lifescan’s brief is due by February 27, 2019. The Company remains optimistic with regards to its chances on appeal.

The Current Business

The Company’s major current market focus is on pharmacy chains, grocery chains with in-store pharmacies, large all-purpose retailers with in-store pharmacies, and group buying and chain pharmacy organizations. Although this has been part of the Company’s plans in the recent past, the difficult litigation with J&J as well as the advent of the July 2013 and July 2016 changes to Medicare reimbursement (followed by private insurers) and the October 2016 reimbursement engineering, pharmacy business models are now blurred. Thus the Company added online sales to its business model.

The Company has also implemented a “direct to diabetic” business model and has (independently or along with our distributors) executed online agreements with several of the largest retail chains, diabetic supply co-operatives, group purchasing organizations, as well as on-line mass merchandisers such as Amazon.com, Ebay, Walmart, Sears, Jet.com and approximately 1,050 other online cooperatives and product aggregators. The Company believes this rapid adoption to be a huge success gained in a very short period of time.

In June 2017 we were notified by Amazon.com, the largest retail portal for our products where we sell approximately 20,000 boxes of GenUltimate! per month, that the listings for our products had been “hacked” by ghost sellers -- individuals and people who listed our products, accepted orders and cash money from diabetics, but were unknown to the Company. Oftentimes product was never delivered to the diabetic even after receipt of payment. This practice called freeloading (by Amazon) is not rare, but once started it is difficult to eradicate. The Company had to replace almost 5,000 units of GenUltimate! as a result of the freeloading. Further, while freeloaders had a cost basis of zero, legitimate sellers and distributors were forced to compete with these zero cost sellers, sellers who existed solely to collect monies from diabetics before disappearing from the sales marketplace. Prices for GenUltimate! plummeted and by October 2017 the product in its largest portal, Amazon, declined on average by 35%.

With the assistance of Amazon, who themselves became a distributor of GenUltimate!, the Company was able to partially overcome these issues. With the assistance of Amazon we reordered our selling practice, implementing base (floor) pricing and implementing real-time policing of listings. As a result, by mid-December 2017 we were able change freeloading practice. Prices have recovered about one third of the Fall 2017 decline. The Company also eliminated many small distributors of GenUltimate! from the Amazon portal. While these actions had the effect of lowering sales, which will primarily be felt in Q2 2018, our margins and our sales levels are recovering.

In March 2017 the Company was contacted by the retail giant Walmart, who along with their acquired online retailer Jet.com, are attempting to duplicate and surpass the Amazon portal. Our GenUltimate! products have been sold on Walmart’s (and Jet’s) portals since November 2016. In the recent discussions Walmart offered us preferential listings on portals and Walmart depot stocking at their regional transit facilities. As a result of our agreements with Walmart, GenUltimate! is now sold and fulfilled directly by Walmart. In addition, Walmart has implemented a large on-line store pickup, allowing GenUltimate! users to pick their GenUltimate! product up at Walmart stores. We changed our distribution agreement with Walmart (and Jet) so that Walmart will be able sell and fulfill our products directly. Walmart customers who previously received standing orders for their J&J Lifescan test strips will be a part of this new program. The Company believes this to be a market enhancing deal since Walmart will become both a “push” and a “pull” retailer. No special pricing of our GenUltimate! pricing is required to implement this plan, owing, no doubt, to the footprint we have established on the on-line portals. That would not be the case if the Company wanted to implement its in-store supplier agreement with Walmart where we would have to conform to pricing for Walmart in-house brands. We continue to evaluate our prospects with Walmart.  Recently, Walmart contacted the Company to manufacture the Company’s GenUltimate! test strips for packaging in one of two of Walmart’s “house” brand product lines.  Sales of this product were forecast at 250,000 boxes a year. We believe we will move toward a global agreement with Walmart for our GenUltimate!, PetSure! and GenChoice! (when cleared) and GenUltimate! TBG (when cleared) products.

In October 2014 we adopted a value added/private label business model. We have trademarked four brand names for the packaging of our products at specific stores. Two of the private label brands, Alltara! and Advant! are currently being used, and two others, Infantig! and Medicius!. We also hired a market executive with over 40 years of experience to implement our new strategy. We have doubled down on this strategy and now employ not only the services of the aforementioned expert, but also several of his partners and colleagues including the professional who put together the industry’s “big box” pharmacy private label plan for diabetic test strips in 2016.

We believe the efforts being expended in the “big-box” arena are greatly aided by the Company’s recent success with growing online marketplaces, many sponsored by the large retail pharmacies and retail stores. These marketplaces are fast growing sister organizations to these retailers, and typically not a part of legacy manufacturers’ (LifeScan, Roche, Abbott, Bayer) marketing plans. The Company’s recent successes in the online marketplaces has given the Company a beachhead in this market as the uncertainty brought on by the J&J lawsuits has, we believe, waned.

Subsequently we have taken this plan and approached or been approached by the second largest drug chain (July and August 2018 meetings planned) and a large grocery chain. To that end the Company has been granted Trademarks for two additional product families as our Hybrid Private Label business model has gained traction.

Since March 2015 when we first we acquired special intellectual property and specialty manufacturing equipment which will serve our business interests now and into the future we have increasingly turned to Alpha Capital Anstalt (“Alpha”), Navesink Device Initiatives, Sovereign Partners, Chase Financing, Inc. (an entity unrelated to JPMorgan Chase), and Licgo Partners as sources of financing. These entities either lent money and we issued an 18-month 15% original issue discount convertible promissory note or they purchased Preferred C stock units. These financings were used to facilitate the acquisition of intellectual property or manufacturing equipment, or to finance our growth. In 1Q, 2Q and 4Q 2016 and 2Q, 3Q and 4Q 2017 we completed additional financing transactions with Alpha, Sovereign, and Licgo. Our most recent transactions with Alpha also financed an inventory credit line for a total of $1,050,000 for the Company so that we can meet many of the requirements of the largest retailers and maintain at least $300,000 in stock on hand at any time. Alpha also financed our acquisition of new specialty manufacturing equipment to facilitate our contract manufacturer in Korea as they develop our new GenChoice! product. The Company again turned to Alpha and Chase Financing for a total loan of $400,000 in May 2018 as we financed the completion of our GenUltimate! TBG product.

The Company entered into two international agreements in 2017. The first agreement, executed through the Company’s exclusive Korean agent, allows for delivery of the GenUltimate! and GenSure! (and the GenUltimate! TBG product when available) in quantity for sale in the Korean, Taiwan, Hong Kong, Vietnam and Thailand markets. As of this writing, the Korean partners have ordered and paid for over 237,500 pieces (units/boxes) of GenUltimate!. The Company’s second international agreement was through a South American financier who has businesses in Bolivia and Spain. This group initially placed a single two-year (term) order for approximately $17 million in GenUltimate! test strips, GenUltimate! meters and the Company’s new (2017) Firefly! Lancets. The South American financier also notified the Company that he and those closely associated with him wished to subscribe to a $3.25 million to $5.0 million capital investment in the Company. The group then signed and executed a Subscription Agreement for the Company’s Preferred D shares in April 2017.

After delivery of approximately 11,000 pieces (units) of GenUltimate!, 3,000 GenUltimate! meters and cases of lancets delivered to Bolivia, the Company was contacted by authorities in the U.S. and then again several months later by regulators in Spain concerning the partners and silent partners involved with this international agreement. As a result of these contacts, the Company, on March 20, 2018, terminated the Preferred D Subscription Agreement and terminated the International Distribution Agreement. The South American financier did not pay any money to the Company and no shares were issued.

We have received multiple inquiries from companies interested in perhaps collaborating with the Company for the implementation of its cell phone centric technologies MD@Hand and MD@Work. However, the market available for products similar to MD@Hand and MD@Work has changed since its introduction in 2009. We remain in discussions with multiple concerns for the marketing of our MD@ products, and any agreement we may enter will require us to provide contract software programming, providing a new source of revenue for the Company. In addition to any proposed partnerships, we continue to discuss alternative propositions with other interested companies ranging from clinical laboratories, service organizations owned or aligned with medical health insurers, a medical content provider and legacy healthcare systems companies. There remains sustained interest in our MD@ technology. We may or may not entertain additional proposed partnerships for our implementation of the cell phone centric technologies, which we believe has been hindered by the lack of Federal government follow-through.

Additional Background and Foundation

In May 2010, we entered into agreement with Shasta Technologies, Inc. and Broadtree, Inc. This agreement granted our Pharma Tech Solution subsidiary the exclusive marketing rights to a new diagnostic product not yet on the market named Shasta Genstrip (“Genstrip”). The Genstrip product was developed to compete against the market leader in the then $6.5 billion at home testing market. Shasta was in default of this 2010 Agreement within 91 days of its signing. Penalties under that agreement and monies owed the Company eventually totaled in excess of $2 million in “delay” penalties, which they were unable to pay. In April 2011, the Company renegotiated its agreement changing its many roles and adding responsibility for regulatory approval, manufacturing and forecasting, international sales and additional sales markets in the U.S. Shasta defaulted under this agreement too. On March 20, 2014 we acquired the Genstrip intellectual property, its marks and the cleared 510K. Shasta defaulted on this agreement as well. In addition Shasta breached or defaulted on two insurance settlement agreements, owing to the aforementioned J&J litigation. And finally, Shasta confessed to patent infringement of J&J’s three patents, five years after the pendency of the J&J lawsuits, and three years after exhausting the IP insurance defense policy.

On April 30, 2014 we first implemented our FDA mandated Quality Plan and are now operating as the manufacturer (operator) of the GenUltimate! test strip. We have implemented subsequent Quality Plans with our Korean contract manufacturer for our GenUltimate! product. Similar Quality Plans and FDA registrations will be in place for the Company’s GenChoice! and GenUltimate! TBG products in the near term, and for our GenAccord and GenCambre products later in 2019.

In August 2016 the Company settled the insurance matter with Gotham Insurance, an IP Defense insurer, and Shasta covering legal fees associated with the 2011 and 2012 lawsuits brought by LifeScan. Gotham paid claims in which 60% of the proceeds went to Shasta and 40% went to the Company. This settlement included a stipulation by Shasta to cease contacting and sharing confidential documents with persons who identified themselves as DECN shareholders, who may or may not have actually been shareholders. The Company has obtained a list of these shareholders (and people claiming to be shareholders). The stipulation gained in insurance settlement with Shasta does not preclude the Company from pursuing Shasta, its principals and these “shareholders” in its omnibus lawsuit brought against Shasta et al. in 2014 or the upcoming 2018 lawsuit. The Company filed a complaint to name, among others, these additional defendants including those persons who owned stock in the Company who may have traded stock in the market based on information and documents we believe was provided by Shasta, or who, we believe, were given confidential documents by Shasta, gained through the litigation discovery, or who, we believe, have libeled and threatened the Company’s CEO, his son, and wife. Most of the information provided by Shasta to these shareholders was later posted on public Internet message boards.  This complaint, filed in Pennsylvania named Shasta and Conductive Technologies, Inc., a former supplier.  Both of these companies also conspired with Johnson & Johnson in an attempt to gain control or to sell out from under the Company the GenUltimate! product. In January 2019 the Company was granted a judgment against Shasta for $3.6 million and is now proceeding to collect on this judgment.

We currently employ nine professionals at or locally managed through our executive business office located at 2660 Townsgate Road, Suite 300, Westlake Village, California 91361. In addition, we maintain two full-time and seven part-time positions located throughout the United States. We also maintain a Quality Assurance office through our exclusive agent in Seoul, Korea as a means to fulfill our quality commitments to the FDA. Our telephone number is (805) 446-1973 and our website addresses are and www.pharmatechsolutionsinc.com and www.genultimate.com and www.decisiondiagnostics.com. Additional web sites will be added for our GenChoice! product (site in development) and our GenUltimate! TBG product in the Summer of 2019. Our websites and the information contained in, or accessible through, our websites will not be deemed to be incorporated by reference into this Offering Circular and does not constitute part of this Offering Circular.

As a part of the Company’s strategic plans, we have applied (to register) eleven Trademarks with the United States Patent and Trademark Office (“USPTO”). The Company’s Genstrip product is a registered Trademark of Shasta Technologies LLC. Our applications were filed with the USPTO in 1Q and 2Q 2015 and throughout 2016 and 2017. The Company intends to use these Marks, as granted, to brand new products, rebranding of existing products, and the establishment of a family of Marks associated with our Company and its place in our industry. As of September 30, 2018, the Company has received registration confirmation from the USPTO for the following Marks:

“Alltara!” (product family name)

“GenUltimate!”

“GenSure!”

“GenChoice!”

“GenAccord!”

“GenCambre!”

“GenPrecis!”

“Firefly!”

“ConsumerValue!” (product family name)

“Infatig” (product family name)

“Medicius!” (product family name)

Our marks for Alltara!, ConsumerValue!, Infatig!, and Medicius! will be used for product families as an integral part of our relationships with the “big-box” entities.

The Company’s capacity for GenUltimate! production is now 625,000 packages per month (50 count and 100 count packages), for the new GenSure! product 250,000 packages per month (25 count and 50 count packages) and the new GenChoice! product (initial), whose distribution has not yet begun, 150,000 packages per month (50 count and 100 count packages). Recently, a mega-retailer has requested minimum inventories of finished product of 350,000 units/boxes. We expect other retailers to make similar requests. The manufacture of GenUltimate! and GenSure! are very similar and this capacity can be viewed as interchangeable. Similarly the manufacture of GenChoice! will be similar to the manufacture of GenAccord! and GenCambre!

Business activities throughout the next twelve months

The Company’s business on a day-to-day basis includes the distribution of our GenUltimate! products, (50 count and 100 count versions), distribution of our GenSure! product (25 count and 50 count versions), and our PetSure! products (30 count and 60 count versions), and early in 2019 our GenChoice! (25 count, 50 count and 100 count versions), at least in International markets, and the GenPrecis! (25 count, 50 count, 100 count versions and a meter). Our GenSure! will be sold only in certain International markets. In the next 120 days the Company will have concluded the clinical analyses and filed for 510K clearance for its GenChoice! product (25 count, 50 count and 100 count versions). The GenChoice! product will be sold worldwide. Within 180 days of this writing the Company will have concluded the clinical analyses and filed for 510K clearance for its GenUltimate TBG product system (25 count, 50 count and 100 count versions and a meter designed with young diabetics in mind). The GenPrecis! product will be sold worldwide and will, most likely, require a strategic partner. The Company has just completed a redesign of its GenUltimate! TBG test strip, building a technology foundation around its GenUltimate! technology.

In mid-2017, the Company embarked on an ambitious plan to re-brand all of its products, existing and upcoming, to sell into what is more commonly known as the private label marketplace, or the co-brand markets. These markets overlap to a high degree with what is also historically known as the “big-box” market. The rebranding contingency eventually grew to change the entire scope of our products developed for private label sales. In traditional diabetic supplies markets the packages had to include claims made in the original 510K application, plus new international symbiology and UDI identification. Packaging of the products was typically designed to accommodate the capacities of the automation that packaged the products themselves. The 25, 50 and 100 count packages sold by the entire industry grew out of the capabilities of the automated packaging machines. The insurance reimbursement models associated with these 25, 50 and 100 count packages (overwhelmingly 50 count boxes) arose for the same reasons.

Companies in the manufacturing and marketing channels in the industry all employ these packaging processes, including Korean, Chinese and Taiwanese manufacturers. In implementing the Company’s new private label strategy, Decision Diagnostics decided not to bow to the packaging machine limitations. Instead the new packaging to be employed by the Company will take into account diabetic testing patterns and the average number of testing days in a month. Private label versions of the Company’s products will be packaged in sizes of 30 count, 60 count and 120 count packages. Currently, our GenSure!, GenUltimate! 4Pets and PetSure! products are packaged in 30 count and 60 count versions. This concept has been readily accepted by the Company’s private label target list in a detailed survey, and we believe that this new packaging concept will be a marketing coup. Sales to the private label industry will be through private label product groups where every private label partner will own a private label group, each group containing all of the Company’s products in selective private label packaging.

The Company currently has three major private label targets, the largest drug store chain, another top-5 drug store chain, and the second largest grocery store chain. In addition, the private label packaging is being offered to the largest drug store chains in Mexico and Canada. The Mexican chain, who also has numerous stores in Chile and Argentina has moved quickly. In all cases, however, the sales process is in the closing stages. Closes of this nature, do however, take time. The Company has Trademarked four product label groups for exclusive sales of products to the private label concerns: Alltara!, Advant!, Infatig!, and Medicius!.

Business Objectives

Our business objectives for the next twelve (12) months include:

1.The practice of specializing in the distribution of GenUltimate! and GenSure! products, and the completion of the GenChoice! and GenUltimate! TBG products. We also intend to add several brand-name medical diagnostic and medical disposable products (lancets through our Firefly! Product) as well as several lines of insulin syringes and pen needles, all associated with the on-going care of diabetes-inflicted patients, and the world-wide distribution of our proprietary diagnostic products.

2.Combining our wholesale and retail diagnostics distribution with the major successes we have had in the online retail markets, and adding legacy retail organizations (already some legacy retailers of note). See discussion above concerning private label opportunities and our private label lines.

3.Continue to implement the plans provided by our agent MWK LLC, a manufacturers’ representative with big box pharmacies, to secure big-box pharmacy chains, chain grocers and nationwide retailers in addition to the private label groups previously discussed.  We have recently added a “big box” agency, Paragon Sales and Marketing to represent the Company’s interests with CVS, Walmart and Health Warehouse. Additional assignments are contemplated.

Recent Business Milestones:

In 2018 the Company has accomplished the following milestones:

1.We completed the design and manufacture of PetSure! glucose test strips for the international markets, and completed development of our GenChoice!, PetUltimate! and GenUltimate! TBG products.

2.We began patient clinical and clinical trials of two new test strip products, our GenChoice! and GenUltimate! TBG test strips and the GenUltimate! TBG Precise meter. Neither the PetSure! nor GenUltimate! 4Pets products required patient (pet) clinical testing.

3.We are pressing our suit against J&J for manufacturing products that infringe on our patents. In October 2018 the trial judge, after nearly a year, granted Lifescan’s Summary Judgment Motion. In November 2018, the Company appealed the trial judge’s ruling to the Court of Appeals for the Federal Circuit. The Company submitted its brief in December 2018. Lifescan’s brief is due by February 27, 2019.

4.The Company initiated a marketing program to the online marketplaces sponsored by pharmacy chain, department store and grocery store retailers, as well as mass merchandisers, and including the largest retailers. We believe this program has so far been the most successful endeavor since our inception.

Financing Requirements

At September 30, 2018, we had cash of $402,796 and negative working capital of $903,225. We anticipate that we will require $64 million in revolving trade debt financing to finance our expected sales of GenUltimate!, PetSure!, GenUltimate! 4Pets, GenChoice! and GenUltimate! TBG, even as the current litigation ends in the Company’s favor.

In March 2012 we renewed our agreement with Alpha Credit Resources (“ACR”) for a third time in order to obtain debt financing. After the expiration of that agreement, in November 2013 we executed a new line of credit with ACR, replacing our pervious line. This credit line was for $12.5 million. We never did draw down any credit financing from ACR, and on December 14, 2015, this credit line expired. Subsequently we learned that ACR and its parent, Platinum Credit Management, L.P. (an entity unrelated to the Platinum Equity that has agreed to buy LifeScan) became the subject of several Federal criminal investigations. In September 2016, the major funds controlled by Platinum filed for liquidation. The Company immediately froze all of its securities held by Platinum, and notified the funds liquidator that we had been working with the former management of Platinum to effect return of a sizable majority of the securities held by Platinum. Platinum had not been granted any requests for any conversion or sale transactions since December 2014. As a part of this liquidation the Company is now seeking return of most of the securities granted to the Platinum funds from 2007 through 2014. During the quarter ended March 31, 2018, the Company cancelled all of its 1,000 shares issued and outstanding shares of Series B Convertible Preferred Stock, all of which were held by Platinum. Of the 997,540 shares of Series E Convertible Preferred Stock currently outstanding, Platinum owns 400,000 which the Company’s Board has cancelled.

In addition to the proceeds from this Offering, we will from time to time continue to seek a combination of equity and long-term debt financing as well as other traditional cash flow and asset backed financing to meet our financing needs and to reduce our overall cost of capital. Additionally, in order to accelerate our growth rate and to finance general corporate activities, we may supplement our existing sources of funds with financing arrangements at the operating system level or through additional short-term borrowings. As a further capital resource, we may sell or lease certain rights or assets from our portfolio as appropriate opportunities become available. However, there can be no assurance that we will be able to obtain any additional financing, on acceptable terms or at all.

Contingencies and Litigation

Our original Genstrip product (now GenUltimate!) required initial regulatory approval by the FDA as well as on-going FDA approvals during the product life cycle. Further, Genstrip required medical patient trials and competes directly with a major platform manufacturer. We insure against any claims made against the Company for our GenUltimate! product.

Our GenSure! product is sold only in international markets. We believe we are protected against claims of patent and/or trademark infringement by virtue of our 2016 settlement agreement with J&J.

We plan to sell our GenChoice! and GenUltimate! TBG products worldwide. The Company will have to protect against claims of infringement for both of these products. Patent and trademark infringement suits are often filed for strategic business reasons, having only a passing relationship to the patents or trademarks claimed to be at issue. We will also have to insure for claims for trade dress. While most of the activity in the courts has been done to address the inadequacies of the handling of patent infringement related cases, we believe little to date has been done to rein in less than authentic claims of trade dress. Thus trade dress claims have become increasingly popular to be used as a means to limit market penetration by a competitor.

From time to time, we may become involved in claims and litigation that arise out of the normal course of business, such as litigation that emerges from disputes over damaged, missing or contaminated product, litigation that arises over payment disputes or claims of fair value. We may also become involved in disputes that arise over the business or business practices of our suppliers, payers and customers. It is not uncommon in our industry to find that a litigant has filed claims in multiple jurisdictions involving the same transaction or a single transaction. The Company maintains substantial insurance coverage against suits that may arise over issues of damaged, recalled or counterfeit product and other product liability issues. In addition, the actions of the Company’s prior management have resulted in claims from individuals and entities since the Board relieved former management of duty in 2006. Nonetheless, these claims have resulted in the use of management time and Company resources to investigate, litigate, or settle. In addition, the Company accrues contingent legal fees and product liability fees. As of September 30, 2018, our accrual was $240,000.

From time to time, the Company may also be subject to demands from individuals or entities. These demands and disputes may consume management time and Company resources. Other than as noted below, if there is such a disclosure, there are no pending matters at the current time that in management’s judgment may be considered potentially material to us.

We were in litigation with LifeScan, a subsidiary of J&J, beginning in September 2011. The allegations and claims made by LifeScan against the Company took their to and, limited our ability to sell our GenStrip (now known as GenUltimate!) to large entities (“big box stores”). On May 20, 2016 the Company settled all of LifeScan’s patent infringement claims as well as the Company’s anti-trust and false advertising counter-claims against LifeScan and J&J. The Company did receive settlement monies and other compensation from LifeScan in a suit where LifeScan was the plaintiff. The amount of the settlement monies received by the Company is confidential, however, the entire settlement was structured as a license agreement whereby LifeScan granted licenses to the Company for its test strip patents in return for accommodations regarding the anti-trust and false advertising claims made by the Company. The licenses to the LifeScan patents were of great value to the Company in the overall settlement.

In March 2016 the Company filed suit in the Federal District Court of Nevada against LifeScan, Inc., LifeScan Scotland, Ltd. and J&J, citing infringement of two patents owned by the Company. The suit seeks at least $400 million in damages. In October 2018 the trial judge, after nearly a year, granted Lifescan’s Summary Judgment Motion. In November 2018, the Company appealed the trial judge’s ruling to the Court of Appeals for the Federal Circuit. The Company submitted its brief in December 2018. Lifescan’s brief is due by February 27th..

In November 2018, the Company brought suit in Pennsylvania. The Company filed the complaint to name, among others, defendants including those persons who owned stock in the Company who may have traded stock in the market based on information and documents we believe was provided by Shasta, or who, we believe, were given confidential documents by Shasta, gained through the litigation discovery, or who, we believe, have libeled and threatened the Company’s CEO, his son, and wife. Most of the information provided by Shasta to these shareholders was later posted on public Internet message boards. In January 2019 the Company was awarded judgment against Shasta for $3.6 million in this matter.

Employees

We currently employ nine professionals at or locally managed through our executive business office located in Westlake Village, California. In addition, we maintain two full-time and seven part-time positions located throughout the United States.

DESCRIPTION OF PROPERTY

We do not currently own any property. We currently maintain an executive office at 2660 Townsgate Road, Suite 300, Westlake Village, CA 91361. The space consists of approximately 2,300 square feet. The monthly rental for the space is $2,170 per month on a month-to-month basis. We also maintain space in a public warehouse in Miami, FL, and we are granted space indirectly in Seoul, South Korea for the completion of necessary clinical trials as well as product development. Rent expense totaled $6,510 and $6,510 for the quarters ended September 30, 2018 and 2017, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Results of Operations for the three months ended September 30, 2018 and 2017, compared.

The following tables summarize selected items from the statement of operations for the three months ended September 30, 2018 compared to 2017.

	Three Months Ended September 30,
	2018	2017	3 Months	%

Expenses:
General & administrative expenses	136,714	186,504	(49,790)	(26.69)%
Consulting	35,098	37,179	(2,081)	(5.59%)
Compensation expense	128,823	87,779	41,044	46.75%
Professional fees	470,540	438,815	31,725	7.22%
Total expenses	771,175	750,277	20,898	2.78%

Net operating (loss)	(596,623)	(607,712)	(11,089)	(1.82)%

Revenue increased $249,906 to $653,179 (2017 - $403,273) for the quarter ended September 30, 2018. The increase was due primarily to a major U.S. box store beginning to sell our products during the first quarter of 2018. The cost of goods sold increased $217,920 to $478,628 (2017 - $260,708) for the quarter ended September 30, 2018. The increase was due primarily to the increase in revenues. We have, however, increased our overall profit margin due to cost savings from changing our manufacturing supplier relationship.

Operating Expenses:

	Three Months Ended September 30,
	2018	2017	3 Months	%

Expenses:
General & administrative expenses	136,714	186,504	(49,790)	(26.69)%
Consulting	35,098	37,179	(2,081)	(5.59%)
Compensation expense	128,823	87,779	41,044	46.75%
Professional fees	470,540	438,815	31,725	7.22%
Total expenses	771,175	750,277	20,898	2.78%

Net operating (loss)	(596,623)	(607,712)	(11,089)	(1.82)%

General and administrative expenses include office expenses (including rent, cleaning and maintenance, utilities, and telephone), insurance, and bank charges. During the three months ended September 30, 2018, general and administrative expenses decreased by $49,790 to $136,714 (2017 - $186,504).

Consulting expenses for the three months ended September 30, 2018 decreased $2,081 to $35,098 (2017 - $37,179). Historically, management shifts its labor requirements between outside consultants, casual labor and in-house management dependent upon availability and cost effectiveness of resources. During 2017, the majority of our labor was derived from the use of outside consultants, however, we have more recently begun replacing our consultants with alliances with industry independent contractors.

Compensation expense for the three months ended September 30, 2018 increased $41,044 to $128,823 (2017 - $87,779) due primarily to a general increase in compensation to contract consultants performing daily operating services.

Professional fees include accounting services, legal fees and regulatory reporting compliance. The increase in professional fees of $31,725 to $470,540 (2017 - $438,815) is due primarily to an increase in professional advisement and legal fees incurred in connection with our product development costs wherein we engaged additional legal counsel to assist in the review of potential new sales/distributing agreements and review general corporate matters during the quarter ended September 30, 2018. We anticipate our legal fees to continue into 2019.

Other Income (Expense):

	Three Months Ended September 30,
	2018	2017	3 Months	%

Other income (expense):
Financing costs	(91,266)	(7,000)	84,266	1203.80%
Interest expense, net	(47,480)	(48,439)	(959)	(1.97%)
Loss on terminated contract	-	(92,665)	(92,665)	(100%)
Total other income (expense)	(138,746)	(148,104)	(9,358)	(6.31%)

Our other income and expense decreased an overall $9,358 from $148,104 in 2017 to $138,746 in 2018. Other expense includes costs related to our financing activities associated with our debt and equity offerings of $91,266 (2017 - $7,000) and interest expense of $47,480 (2017 - $48,439).

We recorded a net loss for the three months ended September 30, 2018 of $735,369 compared to a net loss in 2017 of $758,216. Our total operating and non-operating expenses in 2018 totaled $909,920 compared to $898,381 in 2017, representing an overall increase in total expenses of $11,539. This change was primarily the result of a combination of increased compensation and professional fees, financing costs, and no loss in terminated contract incurred in 2018.

Results of Operations for the twelve months ended December 31, 2017 and 2016, compared.

The following tables summarize selected items from the statement of operations for the twelve months ended December 31, 2017 compared to 2016.

Decision Diagnostics Corp.
Condensed Consolidated Statements of Operations
(Unaudited)

	Years Ended
	December 31,
	2017	2016	12 Months	%Δ

Revenue	$1,880,391	$725,484	1,154,907	159.19%
Cost of sales	1,565,991	449,918	1,116,073	248.06%

Gross profit	314,400	275,566	38,834	14.09%
Gross profit margin %	16.72%	37.98%	3.36%

Revenue increased $1,154,907 to $1,880,391 (2016 - $725,484) for the year ended December 31, 2017. The increase was due primarily to our increased marketing efforts and the successful rollout of our new product lines. The cost of goods sold increased $1,116,073 to $1,565,991 (2017 - $449,918) for the year ended December 31, 2017. The increase was due primarily to the increase in revenues.

Operating Expenses:

	2017	2016	12 Months	%Δ
Expenses:
General & administrative expenses	754,541	427,192	327,349	76.63%
Consulting	127,610	498,916	(371,306)	(74.42)%
Compensation expense	384,059	26,800	357,259	1333.06%
Professional fees	1,412,750	1,948,407	(535,657)	(27.49)%
Total expenses	2,678,960	2,901,315	(222,355)	(7.66)%

General and administrative expenses include office expenses (including bad debt, rent, cleaning and maintenance, utilities, and telephone), insurance, and bank charges. During the twelve months ended December 31, 2017, advertising increased by $10,465 to $37,965, (2016 - $27,500) due to the direct result of launching our online sales program, general and administrative expenses increased by $327,349 to $754,541 (2016 - $427,192). The increase was due primarily to a general increase in overhead expenses. As we experience growth in revenues, general and administration expenses are expected to decrease on a percentage of revenue basis.

Consulting expenses for the twelve months ended December 31, 2017 decreased $371,306 to $127,610 (2016 - $498,916). Historically, management shifts its labor requirements between, outside consultants, casual labor and in-house management dependent upon availability and cost effectiveness of resources. During 2017 and 2016, the majority of our labor was derived from the use of outside consultants. Our compensation structure is comprised of both cash and equity of the Company. We intend to continue to compensate our consultants with equity of the Company into 2018 until such time our revenues provide sufficient cash flows to cover these expenses. The launch of our first “Gen” product in 2016 required substantial adding of resources. The Company decided to add temporary consulting talent rather than hiring and educating its own talent. We have more recently begun replacing our consultants with alliances with industry independent contractors.

Professional fees include accounting services, legal fees and regulatory reporting compliance. The significant decrease in professional fees of $535,657 to $1,412,750 (2016 - $1,948,407) is due primarily to a decrease in professional advisement and legal fees incurred in connection with our current litigation wherein we engaged additional legal counsel in 2016 to assist in the review of potential new sales/distributing agreements as well as to review general corporate matters. Our legal fees continued into 2018.

Other Income (Expense):

	Years Ended
	December 31,
	2017	2016	12 Months	%Δ

Revenue	$(82,250)	$725,484	(807,734)	(111.34)%
Cost of sales	(1,880,391)	449,918	(2,330,309)	(517.94)%

Gross profit	1,798,141	275,566	1,522,575	552.53%
Gross profit margin %	(2186.19)%	37.98%	(188.50)%
Expenses:
General & administrative expenses	21	427,192	(427,171)	(100.00)%
Consulting	-	498,916	(498,916)	(100.00)%
Compensation expense	-	26,800	(26,800)	(100.00)%
Professional fees	-	1,948,407	(1,948,407)	(100.00)%
Total expenses	21	2,901,315	(2,901,294)	(100.00)%

Net operating (loss)	1,798,120	(2,625,749)	4,423,869	(168.48)%

Other income (expense):
Financing costs	-	(920,416)	920,416	100.00%
Interest expense, net	-	(176,056)	176,056	(100.00)%
Loss on write-down of obsolete inventory	(149,915)	(242,736)	92,821	100.00%
Loss on terminated contract	-	-	-	100.00%
Gain on patent licenses	-	1,000,000	(1,000,000)	100.00%
Total other income (expense)	(149,915)	(339,208)	189,293	(55.80)%

Our other income and expense increased an overall $285,237 from $339,208 in 2016 to $624,445 in 2017. Other income in 2016 includes a gain on patent licenses of $1,000,000 that we did not incur in 2016. Other expense includes costs related to our financing activities associated with our debt and equity offerings of $149,915 (2016 - $920,416), loss on write-down of obsolete inventory of $98,221 (2016 - $242,736) due to a change in FDA standards that rendered our inventory obsolete, and loss in terminated contract of $176,137 (2016 - $0) due to a customer terminating its distributorship with us in 2017.

We recorded a net loss for the twelve months ended December 31, 2017 of $2,991,404 compared to a net loss in 2016 of $2,967,357. Our total operating and non-operating expenses in 2017 totaled $3,303,405 compared to $3,240,523 in 2016, representing an overall increase in total expenses of $62,882.

Liquidity and Capital Resources

A critical component of our operating plan impacting our continued existence is the ability to obtain additional capital through additional equity and/or debt financing. We do not anticipate generating sufficient positive internal operating cash flow until mid-2019 due to our new product regulatory, clinical and introduction costs. We do not believe we are adequately capitalized in the mid to longer term, thus as our GenUltimate!, PetSure!, GenChoice! and GenUltimate! 4Pets products grow along their product life cycles, we may not obtain the necessary capital to pursue our strategic plan, and in the ultimate negative situation, we may have to cease or significantly curtail our operations. This would materially impact our ability to continue operations.

As of September 30, 2018, we had cash and cash equivalents of $402,796, inventory of $200,440, prepaid expenses of $357,863, and accounts receivable of $968,078. Net cash used by operating activities for the nine months ended September 30, 2018 was approximately $1,287,112. Current liabilities of $2,832,402 consisted of: $1,055,719 of accounts payable and accrued liabilities, accrued interest of $50,369, contingent legal fees of $240,000, and notes payable of $1,486,315. As of September 30, 2018, we have a negative working capital of $903,225.

The accompanying financial statements have been prepared contemplating a continuation of the Company as a going concern. The Company has reported an accumulated deficit of $46,223,961 and a net loss of $1,866,553 for the nine months ended September 30, 2018. Additional investments are being sought, but we cannot guarantee that we will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and conditions in the U.S. stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations

Cash to Operating Activities

During the nine months ended September 30, 2018, operating activities used cash of $1,287,112 compared to using cash of $999,293 in 2017. Our operating loss for 2018 was $1,866,553 and included amortization of prepaid legal fees of $500,000 (2017 - $500,000), shares issued for financing fees of $91,265 (2017 - $34,515), shares and options issued for services and financing costs of $0 (2017 - $21,400), and options issued for employee compensation of $0 (2017 – $36,000). Our change in accounts receivables increased $478,434 to a use of $530,174 (2017 – $51,740). Our change in inventory increased $108,346 to a source of $116,219 (2017 - $7,873). Our change in accounts payable and accrued liabilities increased by $250,574 to a source of $250,164 (2017 –$410 use). Accrued interest decreased by $17,776 to $150,417 source (2017- $168,193 source) related to our convertible debt offering. Our contingent liabilities remained constant in 2018 as compared to 2017 due to the recognition of liability due to our involvement in legal matters.

Cash from Investing Activities

During the nine months ended September 30, 2018, investing activities used $78,800 in cash (2017 - $110,635 use). The decrease is due primarily to the acquisition of proprietary equipment and additional intellectual property (patents) in 2017.

Cash from Financing Activities

During the nine months ended September 30, 2018, financing activities produced net cash of $679,947 (2017 – $550,005). This change is primarily a result of debt and equity offerings in 2018.

Cash Flow.

Since inception, we have primarily financed our cash flow requirements through the issuance of common stock, the issuance of notes and sales generated income. With anticipated growth in 2019 we may, during our normal course of business, experience net negative cash flows from operations, pending receipt of revenue, which often are delayed because of the nature of the healthcare industry. Further, we may be required to obtain financing to fund operations through additional common stock offerings and bank or other debt borrowings, to the extent available, or to obtain additional financing to the extent necessary to augment our available working capital.

Satisfaction of our cash obligations for the next 12 months.

As of September 30, 2018, our cash balance was $402,796. Our plan for satisfying our cash requirements for the next twelve months is through additional equity (including this Offering), third party financing, and/or debt financing. We anticipate sales-generated income during that same year of time, but do not anticipate generating sufficient amounts of positive cash flow to meet our working capital requirements. Consequently, we intend to make appropriate plans to ensure sources of additional capital in the future to fund growth and expansion through additional equity or debt financing or credit facilities.

As we expand operational activities, we may continue, from time to time, to experience net negative cash flows from operations, pending receipt of sales or development fees, and will be required to obtain additional financing to fund operations through common stock offerings and debt borrowings to the extent necessary to provide working capital. Predictions of future operating results are difficult to ascertain due to our historic operating activities. The recent addition of a credit line has helped but we have found it increasingly difficult to transact commerce in the very cash intensive prescription drug industry. Thus, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of commercial viability, particularly companies in new and rapidly evolving technology markets. Such risks include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks we must, among other things, implement and successfully execute our business and marketing strategy, continue to develop and upgrade technology and products, respond to competitive developments, and continue to attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Expected purchase or sale of plant and significant equipment.

We do not anticipate the purchase or sale of any plant or significant equipment in the United States or Canada; as such items are not required by us at this time. We have, however and from time to time, purchased specialty equipment for our Korean initiative. We have disclosed these investments previously in this document.

Going Concern

The financial statements included in this Offering Circular have been prepared in conformity with generally accepted accounting principles that contemplate the continuance of the Company as a going concern. The Company's cash position is currently inadequate to pay all of the costs associated with testing, production and marketing of products. Management intends to use borrowings and security sales to mitigate the effects of its cash position, however no assurance can be given that debt or equity financing, if and when required will be available. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the Company be unable to continue existence.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results or operations, liquidity, capital expenditures or capital resources that is material to investors.

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Directors, Executive Officers and Significant Employees

Name	Position	Age	Term of Office
Executive Officers:
Keith Berman	CEO, CFO, and Director	64	January 2003 (CFO and Director) July 2017 (CEO)
Directors:
Robert Jagunich	Director	71	January 2003

Biographies of Directors, Executive Officers and Significant Employees of the Company

Keith Berman (64) has served as Chief Financial Officer, Secretary, Treasurer and Director of the Company since January of 2003. He was appointed CEO in July 2017. Mr. Berman has been involved in the development of in-vitro diagnostic products, dry chemistry products, electro-chemistry sensors, and healthcare software including Intranet and Internet systems for the past 42 years. From July 1999 to present, Mr. Berman has held the position of President, founder and director of Caredecision.net, Inc. a private company engaged in e-health technology development. From March 2001 through June 2002 Mr. Berman also held the Position of President and Director of Medicius, Inc. From January 1996 to June 1999 Mr. Berman was the President and founder of Cymedix, the operating division of Medix Resources, Inc., which later became Ramp Corp. Cymedix was a pioneer company in what was then known as i-health (Internet healthcare) now the e-health industry. We believe Mr. Berman’s professional background provides the Company with business management experience and an in-depth knowledge of our industry. Mr. Berman received a BA in 1975 and an MBA in 1977, both from Indiana University.

Robert Jagunich (71) has served as a Director of the Company since January of 2003. Mr. Jagunich has 27 years of experience in the medical systems and device industry. From August 1992 to present, he has held the position of President at New Abilities Systems, a privately held manufacturer of advanced electronic systems used in rehabilitation. He also provides consulting services to companies such as J&J and has served as a senior executive in such publicly held companies as Laserscope and Acuson. From April 1996 to December 1997 Mr. Jagunich acted as a director of Cymedix Corporation, the operating division of Medix Resources, Inc., which later became Ramp Corp. We believe that Mr. Jagunich’s professional focus on medical devices as well as the professional relationships he has developed throughout his career provides the Company with opportunities to expand current markets and utilize additional product resources not previously available. He received his BS in 1969, and his MS and MBA in 1971, all from the University of Michigan.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The chart below includes the aggregate annual remuneration for the fiscal year ended December 31, 2017 of each of our officers and directors.

Name	Capacities in which remuneration was received during 2017	Cash Compensation ($)	Other compensation ($)	Total compensation ($)
Keith Berman	CEO, CFO, and Director	$—	—	$—
Robert Jagunich	Director	$—	—	$—

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

As of September 30, 2018, the Company had 131,420,082 shares of common stock outstanding. The following sets forth certain information about the number of common shares owned by (i) each person (including any group) known to us that beneficially owns 10% percent or more of the common shares (the only class of the Company’s voting securities), (ii) each of our directors and named executive officers, and (iii) all named executive officers and directors as a group. Unless otherwise indicated, the shareholders possess sole voting and investment power with respect to the shares shown and each shareholder has a business address of 2660 Townsgate Road, Suite 300, Westlake Village, CA 91361.

Title of class	Name and address of Beneficial owner	Amount and nature of beneficial ownership (1)	Amount and nature of beneficial ownership acquirable (2)	Percent of Class (3)
Common Stock	Keith Berman	480,103		*

Common Stock	Robert Jagunich	929,301		*

Common Stock	All directors and executive officers as a group (two persons)	1,409,404	3,297,918	1.20%

* Less than 1%.

(1) Under Rule 13d-3 of the 1934 Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).

(2) Calculated in accordance with Rule 13d-3(d)(1). Shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Since January 1, 2016, there have not been any transactions between the Company and its officers, directors, or any immediate family member of such persons.

SECURITIES BEING OFFERED

The Company is offering 250,000,000 shares of its Common Stock. The Company’s authorized capital, par value $0.001 per share, consists of 494,995,000 shares of common stock, of which 131,420,082 are issued and outstanding as of September 30, 2018 and 5,000,000 shares of preferred stock, of which 750,933 are issued and outstanding within the five classes of preferred stock detailed below as of the date of this Offering Circular.

Common Stock

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this Offering or in the foreseeable future.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders, including the election of directors.

Right to Receive Liquidation Distributions

In the event of the Company's liquidation, dissolution, or winding up, subject to the rights of holders of any shares ranking in priority to or on a parity with the shares of Common Stock, holders of its Common Stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of the Company's debts and other liabilities.

Rights and Preferences

Holders of the Company's Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Company's Common Stock.

Transfer Agent

The Company has engaged Action Stock Transfer Corp. to serve as transfer agent to maintain shareholder information on a book-entry basis.

Preferred Stock

In the event of the Company's liquidation, dissolution, or winding up, subject to the rights of holders of any shares ranking in priority to or on a parity with the shares of preferred stock, holders of its preferred stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of the Company's debts and other liabilities. The preferred stock shares do not have voting rights.

Preferred

A total of 3,738,500 shares of Preferred Stock has been authorized of which 0 shares are currently outstanding.

Series B

A total of 2,500 shares of Series B Convertible Preferred Stock has been authorized of which 1,000 shares are currently outstanding. During the quarter ended March 31, 2018, the Company cancelled all of its 1,000 shares issued and outstanding shares of Series B Convertible Preferred Stock.

Series C

A total of 10,000 shares of Series C 2011 Patent Enforcement Convertible Preferred Stock has been authorized of which 7,458 shares are currently outstanding. Each share of Series C Convertible Preferred Stock is convertible into 5,000 shares of Common Stock at the option of the holder at any time after six (6) months and one day from the date of issuance of the Series C Convertible Preferred Stock.

Series D

A total of 1,250 shares of Series D 2012 Convertible Preferred Stock has been authorized of which 100 shares are currently outstanding. Each share of Series D Convertible Preferred Stock is convertible into 119,962 shares of Common Stock at the option of the holder at any time after thirty-six (36) months and one day from the date of issuance of the Series D Convertible Preferred Stock. Series D ranks junior to the other classes of preferred stock.

Series E

A total of 1,250,000 shares of Series E Convertible Preferred Stock has been authorized of which 997,540 shares are currently outstanding. Each share of Series E Convertible Preferred Stock is convertible into 14 shares of Common Stock at the option of the holder at any time.

The Company has issued options and warrants to purchase its Common Stock. The table below represents the options and warrants outstanding as of September 30, 2018:

Security	Number	Exercise Price	Expiry Date
2006 Stock Options	3,600,000	$0.10	None
2012 Stock Options	5,000,000	$0.10	None
2017 Stock Options	450,000	$0.08	None
Warrants	-0-	-	-

2004 Stock Option Plan

Effective April 21, 2004, the Company adopted the “2004” Stock Option Plan, as amended, with a maximum number of 450,893 shares that may be issued. As of December 31, 2013, 398,104 options have been granted and exercised or expired under this plan. There are 52,789 options which remain available for issuance through December 31, 2016.

2005 Merger Consolidated Stock Option Plan

On February 5, 2005, the Company adopted the “2005” Merger Consolidated Stock Option Plan. The maximum number of shares that may be issued pursuant to the plan is 80,357 shares. As of December 31, 2013, 77,307shares have been granted and exercised or expired under this plan. There are 3,050 options which remain available for issuance through December 31, 2016.

2006 Stock Option Plan

On December 8, 2006 the Company adopted the “2006 Employee Stock Option Plan, as amended and granted incentive and nonqualified stock options with rights to purchase 16,821,429 shares of $0.001 par value common stock. As of December 31, 2013, 3,691,582 options were granted and exercised or expired and 3,600,000 exercisable under this plan. There are 9,529,847 options which remain available for issuance through December 31, 2016.

2012 Stock Option Plan

On October 22, 2012, the Company adopted the “2012” Executive and Key Man/Woman Stock Option Plan and granted incentive and nonqualified stock options with rights to purchase 5,000,000 shares of $0.001 par value common stock. As of December 31, 2013, all options allowed under the plan have been granted and are exercisable at the election of the holder.

2017 Stock Option Plan

During the quarter ended March 31, 2017, we adopted the “2017” Executive and Key Man/Woman Stock Option Plan and granted incentive and nonqualified stock options with rights to purchase 450,000 shares of $0.001 par value common stock at the strike price of $.08 per share. As of September 30, 2018, all options allowed under the plan have been granted and are exercisable at the election of the holder.

The following is a summary of activity of outstanding stock options under all Stock Option Plans:

	Number of Shares	Weighted Average Exercise Price

Balance, January 1, 2017	9,621,286	$0.10
Options granted	450,000.08
Options cancelled	-	-
Options exercised	-	-
Balance, December 31, 2017	10,071,286	$0.10

Balance, January 1, 2018	10,071,286	$0.10
Options granted	-	-
Options cancelled	-	-
Options exercised	-	-
Balance, September 30, 2018	10,071,286	$0.10

UNAUDITED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Decision Diagnostics Corp.
Condensed Consolidated Balance Sheets
(Unaudited)
	December 31,	December 31,
	2017	2016
Assets
Current assets:
Cash	$1,088,761	$1,351,860
Accounts receivable, net	437,904	537,131
Inventory	316,659	407,463
Prepaid expenses	859,413	1,611,995
Total current assets	2,702,737	3,908,449
Fixed assets:
Specialty manufacturing equipment	802,315	737,425
	802,315	737,425
Less accumulated depreciation	-	-
Fixed assets, net	802,315	737,425
Other assets:
Intellectual property	551,875	502,130
Patent licenses, net value	1,075,825	1,075,825
Total other assets	1,627,700	1,577,955
Total assets
	$5,132,752	$6,223,829
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$805,555	$723,171
Accrued interest	173,433	355,055
Contingent legal fees	240,000	240,000
Notes payable and short term debt (Note 5)	2,029,087	2,301,661
Total current liabilities	3,248,074	3,619,887
Contingencies	245,069	245,069
Stockholders' equity (deficit):
Preferred stock, $0.001 par value, 3,738,500 shares authorized,
no shares issued and outstanding as of December 31, 2017 and December 31, 2016	-	-
Preferred series "B" stock, $0.001 par value, 2,500 shares authorized,
1,000 issued and outstanding as of December 31, 2017 and December 31, 2016	2	2
Preferred series "C" stock, $0.001 par value, 10,000 shares authorized,
6,235 and 4,085 shares issued and outstanding as of December 31, 2017 and December 31, 2016	6	6
Preferred series "D" stock, $0.001 par value, 500 shares authorized,
40 shares issued and outstanding as of as of December 31, 2017 and December 31, 2016	-	-
Preferred series "E" stock, $0.001 par value, 1,250,000 shares authorized,
813,240 and 843,240 issued and outstanding as of December 31, 2017 and December 31, 2016	813	843
Common stock, $0.001 par value, 494,995,000 shares authorized,
110,241,610 and 84,629,908 shares issued and outstanding as of December 31, 2017 and December 31, 2016	110,032	84,431
Common stock unissued, 1,410,000 shares as of December 31, 2017 and December 31, 2016	1,411	1,411
Subscription receivable	(82,250)	(82,250)
Unit offering finders' fees	(321,344)	(321,344)
Additional paid-in capital	46,288,346	44,041,778
Retained (deficit)	(44,357,408)	(41,366,004)
Total stockholders' equity	1,639,608	2,358,873
Total liabilities and stockholders' equity	$5,132,752	$6,223,829

The accompanying Notes are an integral part of these financial statements.

Decision Diagnostics Corp.
Condensed Consolidated Statements of Operations
(Unaudited)

	Years Ended
	December 31,
	2017	2016

Revenue	$1,880,391	$725,484
Cost of sales	1,565,991	449,918

Gross profit	314,400	275,566

Expenses:
General & administrative expenses	754,541	427,192
Consulting	127,610	498,916
Compensation expense	384,059	26,800
Professional fees	1,412,750	1,948,407
Total expenses	2,678,960	2,901,315

Net operating (loss)	(2,364,559)	(2,625,749)

Other income (expense):
Financing costs	(149,915)	(920,416)
Interest expense, net	(200,172)	(176,056)
Loss on write-down of obsolete inventory	(98,221)	(242,736)
Loss on terminated contract	(176,137)	-
Gain on patent licenses	-	1,000,000
Total other income (expense)	(624,445)	(339,208)
Taxes:	2,852,910	3,997,787
State	(2,400)	(2,400)
Net loss	$(2,991,404)	$(2,967,357)

Add: Dividends declared on preferred stock	-	-

Income available to common shareholders'	$(2,991,404)	$(2,967,357)

Weighted average number of common shares outstanding - basic and fully diluted	94,243,219	66,451,145

Net loss per share - basic and fully diluted	$(0.03)	$(0.04)

The accompanying Notes are an integral part of these financial statements.

Decision Diagnostics Corp.
Statements of Shareholders' Equity
(Unaudited)

		Preferred "B"		Preferred "C"		Preferred "D"		Preferred "E"		Common Stock			Authorized	Subscription	Finders'	Retained
Date	Shareholder	# Shs	Amt	# Shs	Amt	# Shs	Amt	# Shs	Amt	# Shs	Amt	APIC	Unissued	Receivable	Fees	(Deficit)	Total
BALANCE, December 31, 2015		1,000	1	4,085	4	-	-	687,540	688	58,782,484	58,782	38,427,985	1,410	(77,250)	(321,344)	(41,366,004)	623,437

2/2/2016	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	970,980	971	154,386	-	-	-	-	155,357
2/17/2016	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	1,614,248	1,614	224,380	-	-	-	-	225,995
2/25/2016	New Issuance-Robert Herskowiz	-	-	-	-	-	-	100,000	100	750,000	750	119,150	-	-	-	-	120,000
3/21/2016	New Issuance-Paradigm Capital Holdings	-	-	800	1	-	-	-	-	1,400,000	1,400	488,599	-	-	-	-	490,000
3/21/2016	New Issuance-Robert Herskowitz	-	-	-	-	-	-	-	-	200,000	200	69,800	-	-	-	-	70,000
3/29/2016	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	404,630	405	141,216	-	-	-	-	141,621
3/29/2016	New Issuance-James J Loures	-	-	-	-	-	-	-	-	500,000	500	29,500	-	-	-	-	30,000
	Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(1,461,372)	(1,461,372)
BALANCE, March 31, 2016		1,000	1	4,885	5			787,540	788	64,622,342	64,622	39,655,017	1,410	(77,250)	(321,344)	(42,827,376)	395,037

4/13/2016	New Issuance-Robert Herskowitz	-	-	-	-	-	-	-	-	280,000	280	28,280	-	-	-	-	28,560
4/13/2016	New Issuance-Robert Herskowitz	-	-	-	-	-	-	-	-	280,000	280	28,280	-	-	-	-	28,560
4/13/2016	New Issuance-Robert Herskowitz 2011 Irv TR	-	-	-	-	-	-	-	-	140,000	140	14,140	-	-	-	-	14,280
4/13/2016	New Issuance-Chase Financial	-	-	-	-	-	-	-	-	148,160	148	14,964	-	-	-	-	15,112
4/13/2016	New Issuance-Mark Herskowittz	-	-	-	-	-	-	-	-	185,195	185	18,707	-	-	-	-	18,892
4/13/2016	New Issuance-Andrew Schoenzeit	-	-	-	-	-	-	-	-	37,040	37	3,741	-	-	-	-	3,778
4/13/2016	New Issuance-Robert Herskowitz 2011 Irv TR	-	-	-	-	-	-	-	-	431,376	432	43,568	-	-	-	-	44,000
4/26/2016	New Issuance-LICGO Partners	-	-	-	-	-	-	-	-	1,837,500	1,838	185,486	-	-	-	-	187,324
4/26/2016	Conversion-Mayer & Associates	-	-	-	-	-	-	(14,300)	(14)	200,200	-	14	-	-	-	-	-
5/2/2016	New Issuance-Robert Herskowitz	-	-	-	-	-	-	-	-	472,106	472	47,683	-	-	-	-	48,155
5/5/2016	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	998,099	998	100,808	-	-	-	-	101,806
5/17/2016	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	422,669	423	42,689	-	-	-	-	43,112
5/17/2016	New Issuance-Navesink	-	-	(125)	-	-	-	-	-	625,000	625	(500)	-	-	-	-	-
5/18/2016	New Issuance-LICGO Partners	-	-	-	-	-	-	-	-	525,000	525	53,025	-	-	-	-	53,550

5/18/2016	Conversion-Mayer & Associates	-	-	-	-	-	-	-	-	220,000	220	(220)	-	-	-	-	-
6/1/2016	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	814,314	814	82,095	-	-	-	-	83,060
6/6/2016	New Issuance-Mark Herskowitz	-	-	-	-	-	-	-	-	1,000,000	1,000	101,000	-	-	-	-	102,000
6/6/2016	New Issuance-Chase Financing Inc Profit Sh.	-	-	-	-	-	-	-	-	1,050,000	1,050	106,050	-	-	-	-	107,100
6/6/2016	New Issuance-Robert Herskowitz	-	-	-	-	-	-	-	-	280,000	280	28,280	-	-	-	-	28,560
6/6/2016	New Issuance-Robert Herskowitz 2011 Irv TR	-	-	-	-	-	-	-	-	70,000	70	7,070	-	-	-	-	7,140
6/6/2016	New Issuance-Mark Herskowitz 401K Trust	-	-	-	-	-	-	100,000	100	-	-	(100)	-	-	-	-	-
6/6/2016	New Issuance-Chase Financing Inc Profit Sh.	-	-	-	-	-	-	35,000	35	-	-	(35)	-	-	-	-	-
6/6/2016	New Issuance-Chase Financing	-	-	-	-	-	-	25,000	25	-	-	(25)	-	-	-	-	-
6/8/2016	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	484,148	484	48,900	-	-	-	-	49,384
6/27/2016	New Issuance-Navesink	-	-	(125)	-	-	-	-	-	625,000	625	(500)	-	-	-	-	-
6/30/2016	New Issuance-LICGO Partners	-	-	1,725	1	-	-	-	-	-	-	549,999	-	-	-	-	550,000
6/30/2016	Closed preferred offering	-	-	-	-	-	-	-	-	-	-	1,562,500	-	(5,000)	-	-	1,557,500
	Net loss	-	-	-	-	-	-	-	-	-	-		-	-	-	(213,337)	(213,337)
BALANCE, June 30, 2016		1,000	1	6,360	6			933,240	934	75,748,149	75,549	42,720,915	1,411	(82,250)	(321,344)	(43,040,713)	3,253,672

7/18/2016	New Issuance-Cadence Holdings LLC	-	-	-	-	-	-	-	-	100,000	100	13,900	-	-	-	-	14,000
7/18/2016	New Issuance-TPC Holdings Group	-	-	-	-	-	-	-	-	150,000	150	20,850	-	-	-	-	21,000
7/21/2016	New Issuance-Robert Herskowitz	-	-	-	-	-	-	(30,000)	(30)	420,000	420	(390)	-	-	-	-	-
7/21/2016	New Issuance-Robert Herskowitz	-	-	-	-	-	-	-	-	270,000	270	32,130	-	-	-	-	32,400
7/21/2016	New Issuance-Robert Herskowitz 2011 Irv TR	-	-	-	-	-	-	-	-	70,000	70	9,030	-	-	-	-	9,100
7/21/2016	New Issuance-Chase Financial	-	-	-	-	-	-	(67,500)	(68)	945,000	945	(878)	-	-	-	-	-
8/2/2016	New Issuance-Navesink	-	-	(125)	-	-	-	-	-	625,000	625	(625)	-	-	-	-	-
8/29/2016	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	954,925	955	142,284	-	-	-	-	143,239
9/7/2016	New Issuance-Chase Financial	-	-	-	-	-	-	(67,500)	(68)	945,000	945	(878)	-	-	-	-	-
9/19/2016	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	521,784	522	62,092	-	-	-	-	62,614
9/19/2016	New Issuance-Mark Herskowitz	-	-	-	-	-	-	-	-	805,147	805	95,812	-	-	-	-	96,618
9/19/2016	New Issuance-Marc Berger	-	-	-	-	-	-	-	-	400,000	400	47,600	-	-	-	-	48,000

9/19/2016	New Issuance-Chase Financing Inc Profit Sh.	-	-	-	-	-	-	75,000	75	-	-	8,925	-	-	-	-	9,000
	Rounding	-	1	-	-	-	-	-	(1)	-	-	1	-	-	-	-	1
	Net loss	-	-	-	-	-	-	-	-	-		-	-	-	-	(1,292,648)	(1,292,648)
BALANCE, September 30, 2016		1,000	2	6,235	6			843,240	843	81,955,005	81,755	43,150,769	1,411	(82,250)	(321,344)	(44,333,361)	2,396,995

12/6/2016	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	1,919,603	1,920	211,198	-	-	-	-	213,118
12/12/2016	New Issuance-LICGO Partners	-	-	-	-	-	-	-	-	755,300	755	82,328	-	-	-	-	83,083
	Rounding	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	1
	Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(334,325)	(334,325)
BALANCE, December 31, 2016		1,000	2	6,235	6			843,240	843	84,629,908	84,430	43,444,295	1,411	(82,250)	(321,344)	(41,366,004)	2,358,872

1/9/2017	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-		971,074	971	98,078	-	-	-	-	99,050
1/9/2017	New Issuance-Mark Herskowitz	-	-	-	-	-	-	-		400,000	400	40,400	-	-	-	-	40,800
1/31/2017	Stock options issued to employees	-	-	-	-	-	-	-		-	-	-	-	-	-	-	-
3/1/2017	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-		989,425	989	107,847	-	-	-	-	108,837
3/3/2017	New Issuance-Chase Financing	-	-	-	-	-	-	50,000	50	-	-	5,950	-	-	-	-	6,000
3/3/2017	New Issuance-Chase Financing Inc Profit Sh.	-	-	-	-	-	-	70,000	70	-	-	8,330	-	-	-	-	8,400
3/3/2017	Conversion-Chase Financing	-	-	-	-	-	-	(100,000)	(100)	1,400,000	1,400	(1,300)	-	-	-	-	-
3/3/2017	New Issuance-Robert Herskowitz	-	-	-	-	-	-	-	-	560,000	560	66,640	-	-	-	-	67,200
3/3/2017	New Issuance-R Herskowitz 2011 Irrv. TR	-	-	-	-	-	-	-	-	140,000	140	16,660	-	-	-	-	16,800
3/10/2017	Issuance-Mark Herskowitz	-	-	-	-	-	-	-	-	400,000	400	40,400	-	-	-	-	40,800
3/21/2017	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	355,803	356	35,936	-	-	-	-	36,292
	Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(435,829)	(435,829)
BALANCE, MARCH 31, 2017		1,000	2	6,235	6			863,240	863	89,846,210	89,647	43,863,237	1,411	(82,250)	(321,344)	(41,801,833)	2,347,221

4/19/2017	Conversion-Paradigm Capital Holdings	-	-	(80)	-	-	-	-	-	400,000	400	(400)	-	-	-	-	-
4/19/2011	New Issuance-LICGO Partners	-	-	157	-	-	-	-	-	-	-	-	-	-	-	-	-
5/10/2017	Conversion-Navesink	-	-	(125)	-	-	-	-	-	625,000	625	(625)	-	-	-	-	-
5/17/2017	New Issuance-OmniVance Advisors LLC	-	-	-	-	-	-	-	-	100,000	100	6,900	-	-	-	-	7,000
5/17/2017	New Issuance-Chase Financing	-	-	-	-	-	-	100,000	100	-	-	6,900	-	-	-	-	7,000
6/19/2017	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	1,096,312	1,096	110,728	-	-	-	-	111,824
	Rounding	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	1
	Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(606,424)	(606,424)
BALANCE, JUNE 30, 2017		1,000	2	6,187	6	-	-	963,240	963	92,067,522	91,868	43,986,739	1,411	(82,250)	(321,344)	(42,408,257)	1,866,623

7/11/2017	Conversion-Robert Herskowitz	-	-	-	-	-	-	(100,000)	(100)	1,400,000	1,400	(1,300)	-	-	-	-	-
7/11/2017	Conversion-Chase Financial	-	-	-	-	-	-	(100,000)	(100)	1,400,000	1,400	(1,300)	-	-	-	-	-
7/24/2017	Conversion-Navesink	-	-	(125)	-	-	-	-	-	625,000	625	(625)	-	-	-	-	-
7/24/2017	Conversion-Paradigm Capital Holdings	-	-	(295)	-	-	-	-	-	1,475,000	1,475	(1,475)	-	-	-	-	-
7/25/2017	New Issuance-LICGO Partners	-	-	196	-	-	-	-	-	-	-	-	-	-	-	-	-
8/1/2017	New Issuance-Mark Herskowitz	-	-	-	-	-	-	-	-	350,000	350	35,350	-	-	-	-	35,700
8/7/2017	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	981,067	981	99,088	-	-	-	-	100,069
8/21/2017	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	971,043	971	98,075	-	-	-	-	99,046
8/24/2017	New Issuance-R Herskowitz 2011 Irrv. TR	-	-	-	-	-	-	-	-	700,000	700	70,700	-	-	-	-	71,400
8/24/2017	New Issuance-Chase Financing	-	-	-	-	-	-	50,000	50	-	-	3,450	-	-	-	-	3,500
8/24/2017	New Issuance-Chase Financing Inc Profit Sh.	-	-	-	-	-	-	50,000	50	-	-	3,450	-	-	-	-	3,500
9/5/2017	New Issuance-Mark Herskowitz	-	-	-	-	-	-	-	-	350,000	350	35,350	-	-	-	-	35,700
9/20/2017	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	952,043	952	96,156	-	-	-	-	97,108
9/28/2017	New Issuance-Gerald Hickson	-	-	300	-	-	-	-	-	-	-	-	-	-	-	-	-
	Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(758,218)	(758,218)
BALANCE, SEPTEMBER 30, 2017		1,000	2	6,263	6	-	-	863,240	863	101,271,675	101,072	44,423,659	1,411	(82,250)	(321,344)	(43,166,475)	1,554,428

10/3/2017	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	987,640	988	107,653	-	-	-	-	108,640
10/18/2017	New Issuance-Sovereign Partners	-	-	-	-	40	-	-	-	-	-	425,000	-	-	-	-	425,000
10/23/2017	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	991,943	992	137,880	-	-	-	-	138,872
10/23/2017	New Issuance-LICGO Partners	-	-	210	-	-	-	-	-	-	-	-	-	-	-	-	-
11/6/2017	New Issuance-Mark Herskowitz	-	-	-	-	-	-	-	-	500,000	500	59,500	-	-	-	-	60,000
11/6/2017	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	2,878,058	2,878	342,489	-	-	-	-	345,367
12/4/2017	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	1,502,294	1,502	151,732	-	-	-	-	153,234
12/6/2017	New Issuance-Chase Financing Inc	-	-	-	-	-	-	(50,000)	(50)	700,000	700	(650)	-	-	-	-	-

12/12/2017	New Issuance-Robert Herskowitz	-	-	-	-	-	-	100,000	100	-	-	8,900	-	-	-	-	9,000
12/19/2017	New Issuance-Robert Herskowitz	-	-	-	-	-	-	(100,000)	(100)	1,400,000	1,400	(1,300)	-	-	-	-	-
	Rounding	-	-	-	-	-	-	-	-	-	-	1	-	-	-	-	-
	Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(1,190,933)	(1,190,933)
BALANCE, DECEMBER 31, 2017		1,000	2	6,473	6	40	-	813,240	813	110,231,610	110,032	45,654,863	1,411	(82,250)	(321,344)	(44,357,408)	1,603,608

The accompanying Notes are an integral part of these financial statements.

Decision Diagnostics Corp.
Consolidated Statements of Cash Flows
(Unaudited)
	Years Ended
	December 31,
	2017	2016
Cash flows from operating activities
Net loss	$(2,991,404)	$(2,967,357)
Adjustments to reconcile net loss to net cash (used) by operating activities:
Amortization of prepaid legal fees	750,000	-
Shares and options issued for services	21,400	582,100
Options issued for employee compensation	36,000	-
Shares issued for financing fees	149,915	920,417
Gain on patent license	-	(825,000)
Loss on writedown of obsolete inventory	98,221	242,736
Non-cash portion of loss on terminated contract	83,472	-
Changes in operating assets and liabilities
Accounts receivable	99,227	(221,953)
Inventory	(7,417)	(654,253)
Prepaid and other assets	2,582	(3,529)
Accounts payable and accrued liabilities	(1,086)	(140,252)
Contingent legal fees	-	240,000
Accrued interest	200,172	296,970
Contingent liabilities	-	-
Net liabilities from discontinued operations	-	-
Net cash (used) by operating activities	(1,558,919)	(2,530,121)

Cash flows from investing activities
Fixed assets	(64,890)	(300,000)
Intellectual property	(49,745)	(17,750)
Net cash (used) by investing activities	(114,635)	(317,750)

Cash flows from financing activities
Proceeds from notes payable	985,455	1,567,745
Subscriptions payable	-	(77,500)
Shares issued and options exercised for cash	425,000	2,137,500
Net cash provided by financing activities	1,410,455	3,627,745

Net decrease in cash	(263,099)	779,874
Cash - beginning	1,351,860	626,429
Cash - ending	$1,088,761	$1,406,303

Supplemental disclosures:
Interest paid	$-	$-
Income taxes paid	$2,400	$2,400

Non-cash transactions:
Shares and options issued for services	$21,400	$582,100
Options issued for compensation	$36,000	$-
Shares issued for financing activities	$149,915	$920,417
Shares issued for settlement expense	$-	$-
Shares issued for debt and derivative liabilities	$1,639,823	$1,100,900

The accompanying Notes are an integral part of these financial statements.

DECISION DIAGNOSTICS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED

NOTE 1 – Basis of presentation and accounting policies

Organization

We were organized July 6, 2000 under the laws of the State of Nevada.  As a part our efforts to transition the company toward a full service and vertically integrated provider of at-home diagnostics, on November 1, 2011, as a condition of the acquisition of Diagnostics Newco, LLC, from its sole owner, the company completed a name change action through the office of Nevada Secretary of State (NVSOS).  The surviving entity is known as Decision Diagnostics Corp. or the Company.  This action through the office of the NVSOS was effective as of November 25, 2011.

As part our efforts to secure a listing on a new stock exchange, we completed another action with the NVSOS, where a previously approved board resolution to reverse split our shares was finalized.  Our stock was split whereby one new share of the company’s common stock was exchanged for every fourteen previously issued and outstanding shares of our $.001 par value common stock. This action was effective as of  November 25, 2011.  All share references included herein have been retroactively restated to reflect the 1:14 reverse split.

Principles of Consolidation

The financial statements include those of: Decision Diagnostics Corp. (“Decision Diagnostics”); and nearly wholly owned (99.93%) owned subsidiaries, PDA Services, Inc. and PharmaTech Solutions, Inc., and its wholly owned subsidiaries Pharmtech Direct Corp, PharmaTech Sensor Development Corp., and Decision IT Corp.  All significant inter-company transactions and balances have been eliminated. Decision Diagnostics and its subsidiaries are collectively referred to herein as the “Company”. Investments in unconsolidated subsidiaries representing ownership of at least 20% but less than 50% are accounted for under the equity method. Non-marketable investments in which the Company has less than 20% ownership and in which it does not have the ability to exercise significant influence over the investee are initially recorded at cost and periodically reviewed for impairment. As of December 31, 2016 and 2015, we did not have non-marketable investments.

Cash and cash equivalents

Cash and cash equivalents include all cash balances in non-interest bearing accounts and money-market accounts. We place our temporary cash investments with quality financial institutions. At times, such investments may be in excess of Federal Deposit Insurance Corporation (FDIC) insurance limit. Our bank is a money market bank and as such, we do not believe it is exposed to any significant credit risk on cash and cash equivalents. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There are no cash equivalents as of December 31, 2017 and 2016.

Credit Risks

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. At December 31, 2017 we had a balance of $650,000 in an account, which exceeded the FDIC insured limit.

Accounts receivable and Allowance for Doubtful Accounts Receivable

Trade accounts receivables are non-interest bearing and are stated at gross invoice amounts less an allowance for doubtful accounts receivable.

Credit is extended to customers based on an evaluation of their financial condition and other factors. The Company generally does not require collateral or other security to support accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts.

The Company estimates its allowance for doubtful accounts by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations, such as bankruptcy proceedings and receivable amounts outstanding for an extended period beyond contractual terms. In these cases, the Company uses assumptions and judgment, based on the best available facts and circumstances, to either record a specific allowance against these customer balances or to write off the balances. Since the Company’s customers have been subject to new and on-going draconian government reduction of healthcare reimbursement, previous rules regarding creditworthiness are changing.  In addition, the Company calculates an overall reserve based on a percentage of the overall gross accounts receivable. This percentage is based on management’s assessment of the aging of accounts receivable, historical write-offs of receivables and the associated risk profile of the Company’s customer base.

Revenue recognition

We recognize revenue in accordance with ASC subtopic 605-10 (formerly SEC Staff Accounting Bulletin No. 104 and 13A, “Revenue Recognition”) net of expected cancellations and allowances.  As of December 31, 2017 and 2016, we evaluated evidence of cancellation in order to make a reliable estimate and determined there were no material cancellations during the years and therefore no allowances has been made.

We recognize revenue from our sales of pharmaceutical supplies upon delivery to its customer where the fee is fixed or determinable, and collectability is probable. Cash payments received in advance are recorded as deferred revenue. We are not generally obligated to accept returns, except for defective products, or should FDA or Medicare regulations change after delivery is made. The advent of Medicare’s competitive bidding program that covers the products the Company manufactures has added to regulatory issues faced by the Company.

Revenue from proprietary software sales that does not require further commitment from the company is recognized upon shipment. Consulting revenue is recognized when the services are rendered. License revenue is recognized ratably over the term of the license.

Advertising costs

We expense all costs of advertising as incurred. Advertising costs of $37,965 and $27,500 were included in general and administrative expenses as of December 31, 2017 and 2016, respectively.  Television, radio and other media advertising has been treated as professional expense.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. As of December 31, 2017 and 2016, we have accrued contingent legal fees and product liability fees totaling $485,069 and $245,069, respectively.

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2017 and 2016. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts receivable, accounts payable, accrued liabilities and notes payable. Fair values were assumed to approximate carrying values because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Impairment of long-lived assets

The Company reviews its long-lived assets and intangibles periodically to determine potential impairment by comparing the carrying value of the long-lived assets with the estimated future cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future cash flows be less than the carrying value, the Company would recognize an impairment loss. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets and intangibles. The Company recognized no impairment losses during the years ended December 31, 2017 and 2016.

Earnings per share

Earnings per share are provided in accordance with ASC Topic 260 “Earnings per Share” (as amended). The Company presents basic earnings per share (“EPS”) and diluted EPS on the face of consolidated statements of operations.  Basic EPS is computed by dividing reported earnings by the weighted average shares outstanding.  Diluted EPS is computed by adding to the weighted average shares the dilutive effect if stock options and warrants were exercised into common stock. Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period. Basic earnings per common share are based on the weighted average number of common shares outstanding during the year. Diluted earnings per share is based on the weighted average number of common shares, plus all stock options and warrants convertible into common stock for an additional 8,614,286 common shares; and all preferred stock (issued or authorized and unissued) convertible into common stock for an additional 48,620,200 common shares.  Most of the Company’s authorized Preferred shares remain unissued.

Income Taxes

The Company follows ASC subtopic 740-10 (formerly Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes”) for recording the provision for income taxes.  ASC 740-10 requires the use of the asset and liability method of accounting for income taxes.  Under the asset and liability method, deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled.  Deferred income tax expenses or benefits are based on the changes in the asset or liability each period.  If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized.  Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.  Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate.  Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Concentrations

In 2017, three customers accounted for approximately 95% of net sales compared to three customers accounting for approximately 90% of net sales in 2016. However, it should be noted that all three of the Company’s largest customers make use in large part to on-line sales through Amazon, Walmart, Sears, Jet.com and at least 900 other on-line sellers and aggregators.

Historically the Company’s operations require maintaining strategic relationships with customers whereby delivering product and services directly to the patient base that underlies strategic relationships, accepting assignment of insurance benefit through a series of  strategic partnerships with licensed pharmacies for the billing and future servicing of these patients. We also maintain relationships with the entities where the patients reside. As of December 31, 2017 and 2016, we obtained the majority of our pharmaceutical products from two contract manufacturers and three other major suppliers. There can be no assurance that our major customers will continue to purchase products. The loss of our largest customers or a decrease in product sales would have a material adverse effect on our business and financial condition.

Reclassifications

Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

Recent Accounting Pronouncements

Management has analyzed all pronouncements issued during the year ended  December 31, 2017 by the FASB or other authoritative accounting standards groups with future effective dates, and have determined that they are not applicable or are not expected to be significant to the financial statements of the Company.

Previous year financial information has been presented to conform to current year financial statement presentation.

Year-end

We have adopted December 31 as our fiscal year end.

NOTE 2 – Going concern

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. Our ability to continue as a going concern is dependent upon attaining profitable operations based on the development of distributions platforms through which our products that can be sold. We intend to use borrowings and security sales to mitigate the effects of our cash position, however, no assurance can be given that debt or equity financing, if required, will be available. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should we be unable to continue in existence.

NOTE 3 – Fair value

Our financial instruments consist principally of notes payable and lines of credit. Notes payable and lines of credit are financial liabilities with carrying values that approximate fair value.  Management determines the fair value of notes payable and lines of credit based on the effective yields of similar obligations and believe all of the financial instruments’ recorded values approximate fair market value because of their nature and respective durations.

We comply with the provisions of ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements required under other accounting pronouncements. ASC 820-10-35, “Fair Value Measurements and Disclosures - Subsequent Measurement” (“ASC 820-10-35”), clarifies that fair value is an exit price, representing the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. ASC 820-10-35 also requires that a fair value measurement reflect the assumptions market participants would use in pricing an asset or liability based on the best information available. Assumptions include the risks inherent in a particular valuation technique (such as a pricing model) and/or the risks inherent in the inputs to the model.  The Company also follows ASC 825 “Interim Disclosures about Fair Value of Financial Instruments”, to expand required disclosures.

ASC 820-10-35 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under ASC 820-10-35 are described below:

Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company utilizes the best available information in measuring fair value. The following table summarizes, by level within the fair value hierarchy, the financial assets and liabilities recorded at fair value on a recurring basis as of December 31, 2017 and 2016:

	FYE 2017 Fair Value Measurements
	Level 1	Level 2	Level 3	Total Fair Value
Assets
Intellectual property	$-	$-	$551,875	$551,875
Patent licenses, net value			1,075,825	1,075,825
Liabilities
Notes payable	-	(2,029,087)	-	(2,029,087)
Total	$-	$(2,029,087)	$1,627,700	$(401,387)

	FYE 2016 Fair Value Measurements
	Level 1		Level 2	Level 3	Total Fair Value
Assets
Intellectual property	$-		$-	$502,130	$502,130
Patent licenses, net value				1,075,825	1,075,825
Liabilities		-	-	-	-
Notes payable	-		(2,301,661)	-	(2,301,661)
Total	$-		$(2,301,661)	$1,577,955	$(723,706)

NOTE 4 – Equipment – Specialty Manufacturing Instruments

On June 1, 2015 the company entered into a wide-ranging manufacturing and product development agreement with a large venture funded Korean concern. On July 8, 2015 the company enhanced its role in this agreement through the purchase of  and  investment in computer controlled, specialty manufacturing equipment that is now located in the Korean facility of the Company’s R&D and contract manufacturing partner. The company completed this purchase through a $550,000 derivative financing lead by Alpha Credit Anstalt. The company began regular shipments in the 2Q 2016, and the products are commercially available as manufactured in Korea as of December 31, 2016. The company is obligated to abide by new FDA regulation regarding product identification and registration, the so-called FDA UDI initiative, and has had to alter packaging and its establishment registrations to accommodate this change.  Shipments using the new FDA UDI packaging began on September 22, 2016.  Changeover to the FDA UDI product packaging format has necessitated a withdrawal of non-UDI inventory from stock valued at $98,221 and 242,736 due to obsolescence during fiscal 2017 and 2016, respectively.  This process began in the periods ended June 30, 2016 and September 30, 2016 and are reflected herein.  The company expects to sell this obsolete but suitable product in certain international markets.

NOTE 5 – Patents

During the first quarter, 2015, we acquired two patents, U.S. Patent 6,153,069 Apparatus for Amerometric Diagnostic Analysis and 6,413,411 Method and Apparatus for Amperometric Diagnostic Analysis, for cash totaling $250,000.

During the first quarter, 2016, we completed assignments of the two aforementioned patents for cash totaling $275,000.

During the second quarter, 2016, as a part of a legal settlement with Johnson & Johnson, we acquired patent licenses through litigation valued by us at $1,000,000 (gain on patent licenses), with a capitalized net book value of $550,000. These licenses have been put to use by the company in improvements made to our GenUltimate! product, and in the development and manufacture of a new product, our GenSure!, for new markets released in 4Q 2017.

NOTE 6 – Acquisition of Certain Properties

In March 2014 the Company agreed to acquire certain properties from Shasta Technologies LLC.  The agreement covering this acquisition was the subject of two litigations, one litigation related to the remaining proceeds of an IP defense insurance policy that was settled in 3rd Quarter 2016, the other litigation concerning damages the company is trying to collect from Shasta Technologies LLC owing to Shasta’s subsequent undisclosed issues, disputes and non-conformance with the U.S. FDA.  The original purchase price for this property was expected to be $2,000,000 (cash). The company is anticipating offsets from Shasta’s bad faith will be much higher than the aforementioned assets purchase price.  The Company has not yet recorded this acquisition on its books for several reasons: (1) Shasta’s issues with the FDA, total lack of documentation, and untruthfulness lead to the company’s redesign of the product in 2nd Quarter 2016, and (2) acquisition terms have not yet been fully determined and the final acquisition price to be determined by the court. In November 2016 the Company’s case against Shasta received a very positive ruling from the courts.  On another note, a Mediation expected to be held late in August 2016 was delayed by the Shasta Defendants. Should this Mediation occur and be successful the company can then value its Genstrip assets (which it no longer makes use of) fairly and end its communications with Shasta. The company did register this FDA cleared product with the US FDA in 2014, 2015 and 2016 and re-registered the product for 2017 and 2018 (the lattr years using the FDA’s UDI registration). The registration process changed in 2016 due to the FDA’s mandated implementation of its UDI product registration and reporting regulations.  The company has complied with these regulations prior to their September 24, 2016 effective date.

NOTE 7 – Debt and Interest and financing expenses

We owe our noteholders a combined total of $2,029,087 plus accrued interest of $173,433.  The notes are convertible into shares of our $.001 par value common stock at rate of $.102 per share, or a combined total of approximately 19,893,000 shares of common stock.

We have recorded interest and financing expense in connection with our notes payable totaling $200,172 and $176,056 and $149,915 and $920,416 for the years ended December 31, 2017 and 2016, respectively.

NOTE 8 – Stockholder’s equity

We are authorized to issue up to 494,950,000 shares of $0.001 par value common stock and 5,000,000 shares of various classes of $0.01 par value preferred stock. In March of 2011, we amended our preferred stock designations as follows: 1) withdrawal of Series “A” designation on 750,000 shares of preferred stock, 2) Amendment of Series “C” designation on  to 10,000 shares of preferred stock, 3) Designation of Series “B” on 2,500 shares of preferred stock, 4) Designation of Series “D” on 500 shares of preferred stock and its amendments; 5) increased the number of preferred shares designated as Series “E” from 1,000,000 to 1,250,000. All presentation of preferred stock contained herein has been retroactively presented to reflect the designations and amendments; 6) increased the number of preferred shares designated as Series “D” from 500 to 1,250.

Series “B” convertible preferred stock

We have designated 2,500 shares of our $0.001 preferred stock as Series “B”. Holders of series “B”: convertible stock shall not have the right to vote on matters that come before the shareholders. Each share of Series “B” Preferred stock is valued at $10,000. Series “B” convertible preferred stock may be converted, the number of shares into which one share of Series “B” Preferred Stock shall be convertible into common stock shares shall be 15,000.  Series “B” convertible stock shall rank senior to common stock in the event of liquidation. Holders’ of Series “B” convertible stock shall not be entitled to a mandatory monthly dividend. Series “B” convertible stock shall have a redemptions price equal to 101% of the purchase price per share, subject to adjustments resulting from stock splits, recapitalization, or share combination.  In late December 2017 the Board of Directors authorized the rescission of all Preferred B shares and terminate the Designations for this class of Preferred stock.  We are in the process of doing so.

Series “C” convertible preferred stock

We have designated 10,000 shares of our $0.001 preferred stock as 2011 Series “C”. Each share of 2011 Series C Preferred stock is valued at $1,000. Holders of series “C”: convertible stock shall not have the right to vote on matters that come before the shareholders. 2011 Series “C” convertible preferred stock may be converted after 36 months, but not before unless by Board Resolution, the number of shares into which one share of 2011 Series “C” Preferred Stock shall be convertible on a pro-rata basis into common stock shares, each share of common stock valued at $0.20.  2011 Series “C” convertible stock shall rank junior to all other classes of Preferred stock in the event of liquidation. Holders of 2011 Series “C” convertible stock shall not be entitled to a mandatory monthly dividend.

Series “D” convertible  preferred stock

We have designated 1,250 shares of our $0.001 preferred stock as 2012 Series “D”.  As of this date, we have not issued any shares of this issue of Preferred stock. Holders of series “D” convertible stock shall not have the right to vote on matters that come before the shareholders. 2012 Series “D” convertible preferred stock may be converted three years (36 months) after distribution.  The number of shares into which one share of 2012 Series “D” Preferred Stock shall be convertible into common stock shares is 1 for 120,000 shares of $0.001 par value common stock.  In 4Q 2016 and 1Q 2017 the company amended the Designations of its 2012 Series “D” convertible stock in anticipation of a large investment by a private non-fund related party.  Should this investment occur, the majority of or all of the 1,250 shares would be subscribed to. 2012 Series “D” convertible stock shall rank junior to all other classes of Preferred stock in the event of liquidation.  Holders of 2012 Series “D” convertible stock shall not be entitled to a mandatory monthly dividend. Holders of 2012 Series “D” shares may not convert these shares into common stock until the expiration of a 36 month holding period, unless the holder has received an extraordinary allowance to convert shares earlier by the company’s Board of Directors.

Series E convertible preferred stock

We have designated 1,250,000 shares of our $0.001 preferred stock as Series “E”. Holders of series “E”: convertible stock shall not have the right to vote on matters that come before the shareholders. Series “E” convertible preferred stock may be converted, the number of shares into which one share of Series “E” Preferred Stock shall be convertible into common stock shares shall be 14. Series “E” convertible stock shall rank senior to common stock in the event of liquidation. Holders’ of Series “E” convertible stock shall not be entitled to a mandatory monthly dividend. Series “E” convertible stock shall have a redemptions price equal to 101% of the purchase price per share, subject to adjustments resulting from stock splits, recapitalization, or share combination.

2017 Issuances

Preferred

Series “C”:

During the quarter ended December 31, 2017, we issued 210 shares of preferred series “C” shares for financing costs.

During the quarter ended September 30, 2017, we issued 496 shares of preferred series “C” shares for financing costs.

During the quarter ended September 30, 2017, two holders of preferred series “C” shares converted 420 shares into 2,100,000 shares of common stock.

During the quarter ended June 30, 2017, we issued 157 shares of preferred series “C” shares for financing costs.

During the quarter ended June 30, 2017, two holders of preferred series “C” shares converted 205 shares into 1,025,000 shares of common stock.

Series “D”:

During the quarter ended December 31, 2017, we issued 40 shares of preferred series “D” shares for cash totaling $425,000.

During the quarter ended June 30, 2017, we issued 370 shares of preferred series “D” shares for subscriptions receivable of $3,250,000.  We subsequently learned that the individual who negotiated the financing is suspected as a money launderer by authorities in the U.S. and Spain, and perhaps in other sovereigns.  The subscriptions receivable has subsequently been cancelled and the shares have been voided.

Series “E”:

During the quarter ended December 31, 2017, we issued 100,000 shares of preferred series “E” shares for financing costs totaling $9,000.

During the quarter ended December 31, 2017, 150,000 shares of preferred series “E” were converted into 2,100,000 shares of common stock.

During the quarter ended September 30, 2017, we issued 100,000 shares of preferred series “E” shares for financing costs totaling $7,000.

During the quarter ended September 30, 2017, 200,000 shares of preferred series “E” were converted into 2,800,000 shares of common stock.

During the quarter ended June 30, 2017, we issued 100,000 shares of preferred series “E” shares for financing costs totaling $7,000.

During the quarter ended March 31, 2017, we issued 120,000 shares of preferred series “E” shares for services valued at $14,400.

During the quarter ended March 31, 2017, a holder of our preferred series “E” shares elected to convert 100,000 preferred series “E” shares into 1,400,000 shares of our $0.001 par value common stock.

Common

During the quarter ended December 31, 2017, we issued 6,859,935 shares of $0.001 par value common stock for conversion of debt, financing costs, and accrued interest totaling $949,713.

During the quarter ended September 30, 2017, we issued 4,304,153 shares of $0.001 par value common stock for conversion of debt and accrued interest totaling $940,110.

During the quarter ended June 30, 2017, we issued 100,000 shares of $0.001 par value common stock for consulting services valued at $7,000.

During the quarter ended June 30, 2017, we issued 1,096,312 shares of $0.001 par value common stock for conversion of debt totaling $111,824.

During the quarter ended March 31, 2016, we issued 1,400,000 shares of $0.001 par value common stock for consulting services valued at $490,000.

During the quarter ended March 31, 2016, we issued 5,216,302 shares of $0.001 par value common stock for conversion of debt totaling 389,263 and financing costs totaling $20,515.

During the quarter ended March 31, 2016, we issued 500,000 shares of $0.001 par value common stock for an option exercise and cash totaling $30,000.

2016 Issuances

Preferred

Series “C”:

During the quarter ended September 30, 2016, we issued 1,725 shares of preferred series “C” shares for cash of $550,000 pursuant to the terms of our preferred series “C” offering memorandum.

During the quarter ended June 30, 2016, 250 shares of preferred series “C” shares were converted into 1,250,000 shares of our $0.001 par value common stock.

During the quarter ended September 30, 2016, 125 shares of preferred series “C” shares were converted into 625,000 shares of our $0.001 par value common stock.

Series “E”:

During the quarter ended March 31, 2016, we issued 100,000 shares of preferred series “E” shares along with 750,000 shares of $0.001 par value common stock for financing costs ($32,656)and derivative liability ($87,344) totaling $120,000.

During the quarter ended June 30, 2016, we issued 160,000 shares of preferred series “E” shares for financing costs.

During the quarter ended June 30, 2016, 14,300 preferred series “E” shares were exchanged for 200,200 shares of $0.001 par value common stock.

During the quarter ended September 30, 2016, we issued 75,000 shares of preferred series “E” shares for financing costs totaling $9,000.

During the quarter ended September 30, 2016, 165,000 preferred series “E” shares were exchanged for 2,310,000 shares of $0.001 par value common stock.

Common Stock

During the quarter ended March 31, 2016, we issued 1,400,000 shares of $0.001 par value common stock for consulting services valued at $490,000.

During the quarter ended March 31, 2016, we issued 3,189,858 shares of $0.001 par value common stock for the settlement of liquidated damages due to pre-contracted terms allowing for the issuance of shares in the event certain debt covenant terms were violated.  The shares were valued on date of grant at $680,316, and were recorded against derivative liability of $610,316 and financing expense of $70,000.

During the quarter ended March 31, 2016, we issued 500,000 shares of $0.001 par value common stock for an option exercise and cash totaling $30,000.

During the quarter ended June 30, 2016, we issued 5,593,194 shares of $0.001 par value common stock for financing expenses totaling $570,506.

During the quarter ended June 30, 2016, we issued 3,862,413 shares of $0.001 par value common stock at the election of noteholders to satisfy convertible debt totaling 393,966.

During the quarter ended June 30, 2016, 250 shares of preferred series “C” shares were converted into 1,250,000 shares of our $0.001 par value common stock.

During the quarter ended June 30, 2016, 14,300 preferred series “E” shares were exchanged for 200,200 shares of $0.001 par value common stock.

On August 5, 2016 the company completed several corporate actions under the business laws of the State of Nevada, undertaken by the Board of Directors in an effort to “clean up” from its shareholder rolls over 740 lost shareholders. This clean-up included only shareholders that their individual brokers or former brokers could not find or contact for one reason or another at least since 2011. All of these people were holders of less than 25 shares each.  The over-whelming majority of these lost shareholders had less than 5 shares. The cumulative number of shares previously held by these lost shareholders is approximately 4,020.

During the quarter ended September 30, 2016, we issued 720,000 shares of $0.001 par value common stock for consulting expenses totaling $582,100.

During the quarter ended September 30, 2016, we issued 1,746,709 shares of $0.001 par value common stock for financing expenses totaling $920,315.

During the quarter ended September 30, 2016, we issued 805,147 shares of $0.001 par value common stock at the election of noteholders to satisfy convertible debt totaling $96,618.

During the quarter ended September 30, 2016, 125 shares of preferred series “C” shares were converted into 625,000 shares of our $0.001 par value common stock.

During the quarter ended September 30, 2016, 165,000 preferred series “E” shares were exchanged for 2,310,000 shares of $0.001 par value common stock.

During the quarter ended December 31, 2016, we issued 1,919,603 shares of $0.001 par value common stock at the election of noteholders to satisfy convertible debt and interest totaling $195,800.  The fair market value of the shares on the date of grant exceeded the conversion price of $.102 per share resulting in financing expense of $17,318.

During the quarter ended December 31, 2016, we issued 755,300 shares of $0.001 par value common stock for financing expenses totaling $83,083.

NOTE 11 – Options

2004 Stock Option Plan

Effective April 21, 2004, the Company adopted the “2004” Stock Option Plan, as amended, with a maximum number of 450,893 shares that may be issued. As of December 31, 2013, 398,104 options have been granted and exercised or expired under this plan. There are 52,789 options which remain available for issuance through December 31, 2016.

2005 Merger Consolidated Stock Option Plan

On February 5, 2005, the Company adopted the “2005” Merger Consolidated Stock Option Plan. The maximum number of shares that may be issued pursuant to the plan is 80,357 shares. As of December 31, 2013, 77,307shares have been granted and exercised or expired under this plan.  There are 3,050 options which remain available for issuance through December 31, 2016.

2006 Stock Option Plan

On December 8, 2006 the Company adopted the “2006 Employee Stock Option Plan, as amended and granted incentive and nonqualified stock options with rights to purchase 16,821,429 shares of $0.001 par value common stock. As of December 31, 2013, 3,691,582 options were granted and exercised or expired and 3,600,000 exercisable under this plan. There are 9,529,847 options which remain available for issuance through December 31, 2016.

2012 Stock Option Plan

On October 22, 2012, the Company adopted the “2012” Executive and Key Man/Woman Stock Option Plan and granted incentive and nonqualified stock options with rights to purchase 5,000,000 shares of $0.001 par value common stock. As of December 31, 2013, all options allowed under the plan have been granted and are exercisable at the election of the holder.

The following is a summary of activity of outstanding stock options under all Stock Option Plans:

	Number of Shares	Weighted Average Exercise Price

Balance, January 1, 2016	9,621,286	$0.10
Options granted	-	-
Options cancelled	-	-
Options exercised	-	-
Balance, December 31, 2016	9,621,286	$0.10

Balance, January 1, 2017	9,621,286	$0.10
Options granted	-	-
Options cancelled	-	-
Options exercised	-	-
Balance, December 31, 2017	9,621,286	$0.10

NOTE 12 – Warrants

The following is a summary of activity of outstanding warrants:

	Number of Shares	Weighted Average Exercise Price

Balance, January 1, 2016	2,603,143	$0.56
Warrants granted	-	-
Warrants cancelled	-	-
Warrants exercised	-	-
Balance, December 31, 2016	2,603,143	$0.56

Balance, January 1, 2017	2,603,143	$0.56
Warrants granted	-	-
Warrants cancelled	-	-
Warrants exercised	-	-
Balance, December 31, 2017	2,603,143	$0.56

NOTE 13 – Commitments and Contingencies

Contingencies and Litigation

The Company transacts commerce in several medical products market channels. They also transact commerce by licensing our proprietary medical software that functions by moving confidential medical data through our proprietary medical information technology devices and networks. The Company’s GenStrip 50 (earlier version) and GenUltimate! products required initial regulatory approval by the US FDA as well as on-going US FDA approvals during the product life cycle and are subject to new FDA regulation and post market overview. In 2016 the company had to meet new FDA Guidelines for product identification, tracking and standardization.  Called the FDA UDI initiative, the new packaging required, and met by the company, approximates a similar standard implemented in the European Union in 2013. The Company is now filing for approval in the EU.

Further, our products required medical patient trials and competes directly with a major platform manufacturer. We completed patient trials for our GenUltimate! (twice) and GenSure! products. We are currently in patient trials for our GenChoice! and GenPrecis! products. Healthcare, especially those segments where the company competes, is a very litigious. Competing companies often use litigation as a marketing tool, bringing litigation as a means to protect market share and limit market exposure. The Company has in the past (and currently) defended cases brought by Plaintiffs asserting these types of claims.  Defending these empty strike claims are very expensive and diverts precious management resources.

The medical industry is also intertwined. From time to time, the Company has become involved in claims and litigation that arise out of the normal course of business, such as litigation that emerges from disputes over damaged, missing or contaminated product, litigation that arises over payment disputes or claims of fair value. We have defended cases of this nature. For instance, the Company has been sued in several jurisdictions over a single business transaction. Often these cases involve substantial over-prosecution where the company and its directors have been held accountable by Plaintiffs for a myriad of things including words written or posted in public forums by anonymous persons.

The Company may also become involved in disputes that arise over the business or business practices of their suppliers, payers and customers, people or entities that the Company may not be familiar with. The company maintains substantial insurance coverage against suits that may arise over issues of damaged, recalled or counterfeit product and other product liability issues. The company has also been a victim of the unapproved acts of prior management. These acts have resulted in claims from individuals and entities since the Board relieved former management of duty in 2006. Nonetheless, these claims have resulted in the use of management time and company resources to investigate, litigate, or settle. In addition, the company accrues contingent legal fees and product liability fees. As of December 31, 2017, our contingent legal fees accrual was $240,000 and our general contingencies accrual was $245,069.  Contingencies total $485,069.

From time to time, the company may also be subject to demands from individuals or entities. These demands and disputes may consume management time and company resources. Other than as noted below, if there is such a disclosure, there are no pending matters at the current time that in management’s judgment may be considered material or potentially material.

Leases

We currently maintain an executive office at 2660 Townsgate Road, Suite 300, Westlake Village, CA 91361. The space consists of approximately 2,300 square feet. The monthly rental for the space is $2,170 per month on a month-to-month basis.

Rent expense totaled $26,040 and $26,040 for the years ended December 31, 2017 and 2016, respectively.

NOTE 14 – Subsequent events

In accordance with ASC 855, management evaluated all activity of the Company through the issue date of the financial statements and concluded that no other subsequent events have occurred that would require recognition or disclosure in the financial statements.

During the quarter ended March 31, 2018, the Company cancelled all of its 1,000 shares issued and outstanding Preferred series “B” stock.

During the quarter ended March 31, 2018 the company received a settlement payout from Appyea, Inc. (APYP) for a failed reverse merger.  APYP issued 75,000,000 common stock shares to the company in settlement of all claims.

In late March 2018 the company was contacted by Walmart (and Jet.com) and offered an opportunity to upgrade its portal status to a level where Walmart (and Jet) would depot stock the  DECN products at Walmart transit facilities and where Walmart (themselves) would sell and fulfill orders for the company’s products.

All events occurring after December 31, 2017 and throughout the period to end on September 30, 2018 have been disclosed and discussed in the company’s Supplemental Disclosures filed as a part of the annual statement.

UNAUDITED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED SEPTEMBER 30, 2018 AND 2017

Decision Diagnostics Corp.
Condensed Consolidated Balance Sheets
(Unaudited)
	September 30,	December 31,
	2018	2017
Assets
Current assets:
Cash	$402,796	$1,088,761
Accounts receivable, net	968,078	437,904
Inventory	200,440	316,659
Prepaid expenses	357,863	859,413
Total current assets	1,929,177	2,702,737
Fixed assets:
Specialty manufacturing equipment	802,315	802,315
	802,315	802,315
Less accumulated depreciation	-	-
Fixed assets, net	802,315	802,315

Other assets:
Intellectual property	555,675	551,875
Patent licenses, net value	1,150,825	1,075,825
Total other assets	1,706,500	1,627,700

Total assets	$4,437,992	$5,132,752

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$1,055,719	$805,555
Accrued interest	50,369	173,433
Contingent legal fees	240,000	240,000
Notes payable and short term debt (Note 5)	1,486,315	2,029,087
Total current liabilities	2,832,402	3,248,074

Contingencies	245,069	245,069

Stockholders' equity (deficit):
Preferred stock, $0.001 par value, 3,738,500 shares authorized,
no shares issued and outstanding as of September 30, 2018 and December 31, 2017	-	-
Preferred series "B" stock, $0.001 par value, 2,500 shares authorized,
1,000 issued and outstanding as of September 30, 2018 and December 31, 2017	2	2
Preferred series "C" stock, $0.001 par value, 10,000 shares authorized,
7,458 and 6,473 shares issued and outstanding as of September 30, 2018 and December 31, 2017	7	6
Preferred series "D" stock, $0.001 par value, 500 shares authorized,
100 shares issued and outstanding as of as of September 30, 2018 and December 31, 2017	-	-
Preferred series "E" stock, $0.001 par value, 1,250,000 shares authorized,
997,540 and 813,240 issued and outstanding as of September 30, 2018 and December 31, 2017	997	813
Common stock, $0.001 par value, 494,995,000 shares authorized,
131,420,082 and 110,231,610 shares issued and outstanding as of September 30, 2018 and December 31, 2017	131,211	110,032
Common stock unissued, 1,410,000 shares as of September 30, 2018 and December 31, 2017	1,411	1,411
Subscription receivable	(82,250)	(82,250)
Unit offering finders' fees	(321,344)	(321,344)
Additional paid-in capital	47,854,447	46,288,346
Retained (deficit)	(46,223,961)	(44,357,408)
Total stockholders' equity	1,360,520	1,639,608
Total liabilities and stockholders' equity	$4,437,992	$5,132,752

The accompanying Notes are an integral part of these financial statements.

Decision Diagnostics Corp.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Revenue	$653,179	$403,273	$1,642,666	$1,181,075
Cost of sales	478,628	260,708	1,149,556	808,040

Gross profit	174,552	142,565	493,111	373,035

Expenses:
General & administrative expenses	136,714	186,504	417,918	401,995
Consulting	35,098	37,179	107,114	100,465
Compensation expense	128,823	87,779	363,237	288,831
Professional fees	470,540	438,815	1,125,031	1,000,968
Total expenses	771,175	750,277	2,013,300	1,792,259

Net operating (loss)	(596,623)	(607,712)	(1,520,189)	(1,419,224)

Other income (expense):
Financing costs	(91,266)	(7,000)	(195,877)	(34,515)
Interest expense, net	(47,480)	(48,439)	(150,417)	(168,193)
Loss on terminated contract	-	(92,665)	-	(176,137)
Total other income (expense)	(138,746)	(148,104)	(346,294)	(378,845)
Taxes:
State	-	(2,400)	(70)	(2,400)
Net loss	$(735,369)	$(758,216)	$(1,866,553)	$(1,800,469)

Add: Dividends declared on preferred stock	-	-	-	-

Income available to common shareholders'	$(735,369)	$(758,216)	$(1,866,553)	$(1,800,469)

Weighted average number of
common shares outstanding - basic and fully diluted	122,689,435	97,801,324	129,749,768	92,209,047

Net loss per share - basic and fully diluted	$(0.01)	$(0.01)	$(0.01)	$(0.02)

The accompanying Notes are an integral part of these financial statements.

Decision Diagnostics Corp.
Statements of Shareholders' Equity
(Unaudited)

		Preferred "B"		Preferred "C"		Preferred "D"		Preferred "E"		Common Stock			Authorized	Subscription	Finders'	Retained
Date	Shareholder	# Shs	Amt	# Shs	Amt	# Shs	Amt	# Shs	Amt	# Shs	Amt	APIC	Unissued	Receivable	Fees	(Deficit)	Total
BALANCE, DECEMBER 31, 2017		1,000	2	6,473	6	40	-	813,240	813	110,231,610	110,032	46,288,346	1,411	(82,250)	(321,344)	(44,357,408)	1,639,608
					-
1/8/2018	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	1,504,281	1,504	151,932	-	-	-	-	153,437
1/18/2018	New Issuance-Robert Herskowitz	-	-	-	-	-	-	100,000	100	-	-	5,900	-	-	-	-	6,000
2/9/2018	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	1,496,661	1,497	151,163	-	-	-	-	152,659
2/23/2018	New Issuance-Robert Herskowitz	-	-	-	-	-	-	(100,000)	(100)	1,400,000	1,400	(1,300)	-	-	-	-	-
2/23/2018	New Issuance-Chase Financing Inc Profit Sh.	-	-	-	-	-	-	(70,000)	(70)	980,000	980	(910)	-	-	-	-	-
3/5/2018	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	1,510,797	1,511	152,590	-	-	-	-	154,101
3/31/2018	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	1,521,904	1,522	153,712	-	-	-	-	155,234
	Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(573,155)	(573,155)
BALANCE, MARCH 31, 2018		1,000	2	6,473	6	40	-	743,240	743	118,645,253	118,446	46,901,434	1,411	(82,250)	(321,344)	(44,930,563)	1,687,885

4/3/2018	New Issuance-Mark Herskowitz	-	-	-	-	-	-	-	-	849,123	849	85,761	-	-	-	-	86,611
4/16/2018	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	1,513,789	1,514	152,893	-	-	-	-	154,406
4/16/2018	New Issuance-Chase Financing Inc Profit Sh.	-	-	-	-	-	-	100,000	100	-	-	5,900	-	-	-	-	6,000
4/23/2018	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	1,039,571	1,040	104,997	-	-	-	-	106,036
5/11/2018	New Issuance-LICGO Partners	-	-	420	-	-	-	-	-	-	-	-	-	-	-	-	-
5/11/2018	New Issuance-Chase Financing Inc Profit Sh.	-	-	-	-	-	-	100,000	100	-	-	5,900	-	-	-	-	6,000
5/29/2018	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	1,985,374	1,985	200,523	-	-	-	-	202,508
5/29/2018	New Issuance-Robert Herskowitz	-	-	-	-	-	-	-	-	1,550,000	1,550	156,550	-	-	-	-	158,100
6/11/2018	New Issuance-Chase Financing Inc Profit Sh.	-	-	-	-	-	-	(75,000)	(75)	1,050,000	1,050	(975)	-	-	-	-	-
	Immaterial reconciling items	-	-	-	-	-	-	14,300	14	10,000	-	(14)	-	-	-	-	-
	Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(558,030)	(558,030)
BALANCE, JUNE 30, 2018		1,000	2	6,893	6	40	-	882,540	882	126,643,110	126,434	47,612,968	1,411	(82,250)	(321,344)	(45,488,593)	1,849,516

7/3/2018	New Issuance-Alpha Capital Anstalt	-	-	-	-	-	-	-	-	1,520,646	1,521	153,585	-	-	-	-	155,106
7/30/2018	New Issuance-Navesink Device Initiatives	-	-	(125)	-	-	-	-	-	625,000	625	(625)	-	-	-	-	-
7/30/2018	New Issuance-Navesink Device Initiatives	-	-	(125)	-	-	-	-	-	625,000	625	(625)	-	-	-	-	-
7/31/2018	New Issuance-LICGO Partners	-	-	710	1	-	-	-	-	-	-	-	-	-	-	-	-
7/31/2018	New Issuance-Sovereign Partners LLC	-	-	105	-	-	-	-	-	-	-	-	-	-	-	-	-
7/31/2018	New Issuance-Navesink Device Initiatives	-	-	-	-	50	-	-	-	-	-	-	-	-	-	-	-
7/31/2018	New Issuance-Paradigm Capital	-	-	-	-	10	-	-	-	-	-	-	-	-	-	-	-
7/31/2018	New Issuance-Chase Financing Inc Profit Sh.	-	-	-	-	-	-	200,000	200	-	-	7,800	-	-	-	-	8,000
8/23/2018	New Issuance-Chase Financing Inc Profit Sh.	-	-	-	-	-	-	(35,000)	(35)	490,000	490	(455)	-	-	-	-	-
8/23/2018	New Issuance-Chase Financing	-	-	-	-	-	-	(50,000)	(50)	700,000	700	(650)	-	-	-	-	-
8/27/2018	New Issuance-Mark Herskowitz	-	-	-	-	-	-	-	-	816,326	816	82,449	-	-	-	-	83,265
	Rounding adjustment	-	-	-	-	-	-	-	-	-	1	-	-	-	-	-	1
	Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(735,369)	(735,369)
BALANCE, SEPTEMBER 30, 2018		1,000	2	7,458	7	100	-	997,540	997	131,420,082	131,211	47,854,447	1,411	(82,250)	(321,344)	(46,223,961)	1,360,520

Decision Diagnostics Corp.
Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended
	September 30,
	2018	2017
Cash flows from operating activities
Net loss	$(1,866,553)	$(1,800,471)
Adjustments to reconcile net loss to
net cash (used) by operating activities:
Amortization of prepaid legal fees	500,000	500,000
Shares and options issued for services	-	21,400
Options issued for employee compensation	-	36,000
Shares issued for financing fees	91,265	34,515
Loss on terminated contract		83,472
Changes in operating assets and liabilities
Accounts receivable	(530,174)	(51,740)
Inventory	116,219	7,873
Prepaid and other assets	1,550	1,875
Accounts payable and accrued liabilities	250,164	(410)
Accrued interest	150,417	168,193
Net cash (used) by operating activities	(1,287,112)	(999,293)

Cash flows from investing activities
Fixed assets	(75,000)	(64,890)
Intellectual property	(3,800)	(45,745)
Net cash (used) by investing activities	(78,800)	(110,635)

Cash flows from financing activities
Proceeds from notes payable	679,947	550,005
Net cash provided by financing activities	679,947	550,005

Net decrease in cash	(685,965)	(559,924)
Cash - beginning	1,088,761	1,351,860
Cash - ending	$402,796	$791,936

Supplemental disclosures:
Interest paid	$-	$-
Income taxes paid	$70	$2,400

Non-cash transactions:
Shares and options issued for services	$-	$21,400
Options issued for compensation	$-	$36,000
Shares issued for financing activities	$91,265	$27,515
Shares issued for debt and derivative liabilities	$155,105	$501,086

The accompanying Notes are an integral part of these financial statements.

DECISION DIAGNOSTICS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED

NOTE 1 –&NBSP;Basis of presentation and accounting policies

Basis of Presentation

The condensed consolidated interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by us, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although we believe that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein.  It is suggested that these consolidated interim financial statements be read in conjunction with our consolidated financial statements for the period ended December 31, 2017 and notes thereto included in our annual filing.  We follow the same accounting policies in the preparation of consolidated interim reports.

Results of operations for the interim periods are not indicative of annual results.

Recent Accounting Pronouncements

Management has analyzed all pronouncements issued during the three months ended September 30, 2018 by the FASB or other authoritative accounting standards groups with future effective dates, and have determined that they are not applicable or are not expected to be significant to our financial statements.

Year-end

We have adopted December 31 as our fiscal year end.

NOTE 2 – Going concern

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. Our ability to continue as a going concern is dependent upon attaining profitable operations based on the development of distributions platforms through which our products that can be sold. We intend to use borrowings and security sales to mitigate the effects of our cash position, however, no assurance can be given that debt or equity financing, if required, will be available. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should we be unable to continue in existence.

NOTE 3 – Fair value

Our financial instruments consist principally of notes payable and lines of credit. Notes payable and lines of credit are financial liabilities with carrying values that approximate fair value.  Management determines the fair value of notes payable and lines of credit based on the effective yields of similar obligations and believe all of the financial instruments’ recorded values approximate fair market value because of their nature and respective durations.

We comply with the provisions of ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements required under other accounting pronouncements. ASC 820-10-35, “Fair Value Measurements and Disclosures - Subsequent Measurement” (“ASC 820-10-35”), clarifies that fair value is an exit price, representing the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. ASC 820-10-35 also requires that a fair value measurement reflect the assumptions market participants would use in pricing an asset or liability based on the best information available. Assumptions include the risks inherent in a particular valuation technique (such as a pricing model) and/or the risks inherent in the inputs to the model.  The Company also follows ASC 825 “Interim Disclosures about Fair Value of Financial Instruments”, to expand required disclosures.

ASC 820-10-35 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under ASC 820-10-35 are described below:

Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

We utilize the best available information in measuring fair value. The following table summarizes, by level within the fair value hierarchy, the financial assets and liabilities recorded at fair value on a recurring basis as of September 30, 2018:

	FYE 2018 Fair Value Measurements
	Level 1		Level 2	Level 3	Total Fair Value
Assets
Intellectual property	$-		$-	$1,706,500	$1,706,500
Liabilities		-	-	-	-
Notes payable	-		(1,486,315)	-	(1,486,315)
Total	$-		$(1,486,315)	$1,706,500	$220,185

NOTE 4 – Equipment – Specialty Manufacturing Instruments

On June 1, 2015, we entered into a wide-ranging manufacturing and product development agreement with a large venture funded Korean concern. On July 8, 2015, we enhanced its role in this agreement through the purchase of, and  investment in, computer controlled, specialty manufacturing equipment for our GenUltimate! products that is now located in the Korean facility of the Company’s R&D and contract manufacturing partner. In the summer of 2016 we augmented this equipment by adding additional equipment capable of manufacturing our GenChoice!, GenAccord! and GenCambre! and their off-shoot products for our PetSure! and PetUltimate products for animal testing use. We anticipate making additional investments for meter production for our GenPrecis! and PetUltimate! products. These newer (additional) products use different molds and chemical processes.

During the quarter ended March 31, 2017, we acquired $64,890 in fixed assets pursuant to the manufacturing and product development agreement dated June 1, 2015.  We expensed an additional $380,000 for the development of our GenChoice! product which will make use of the Specialty Manufacturing equipment located in Korea.  We continue to incur great expense due to development of our GenChoice! product during the quarter ending September 30, 2018.

NOTE 5 – Patents

During the quarters ended September 30, 2018 and 2017, we capitalized attorney fees related to the continued development and perfection of our patents.  We did not amortize any intellectual property or patents during the quarters ended September 30, 2018 and 2017.

NOTE 6 – Acquisition of Certain Properties

In March 2014, we agreed to acquire certain properties from Shasta Technologies LLC.  The agreement covering this acquisition is now the subject of two litigations, one litigation in California Superior Court and the other in the Pennsylvania Common Pleas court, both related to the damages the company is trying to collect from Shasta Technologies LLC owing to Shasta’s subsequent undisclosed issues with the U.S. FDA.  The litigation in Pnnsylvania was brought against Shasta and the company’s former contract manufacturer, Conductive Technologies, Inc. for illegally embargoing the company’s product in 2015 and 2016.

The original purchase price for this property was expected to be $2,000,000 (cash). The company is anticipating offsets much higher than the assets purchase price.  We have not yet recorded this acquisition on our books because the acquisition terms have not yet been fully determined and the final acquisition price will be determined by the court. We did register this FDA cleared product under our FDA Establishment registration (with the US FDA) in 2014, 2015, 2016, 2017, 2018 and in 2019.  In September 2016 we became fully compliant with the newly implemented FDA UDI product identification initiative.

NOTE 7 – Notes payable

We have recorded interest and financing expense in connection with our notes payable totaling $47,480 and $48,439 and $91,266 and $7,000 for the quarters ended September 30, 2018 and 2017, respectively.

NOTE 8 – Stockholder’s equity

2018 Issuances

Preferred

During the quarter ended September 30, 2018, we issued 815 shares of preferred series “C” shares for financing costs valued at less than $1.

During the quarter ended September 30, 2018, we issued 60 shares of preferred series “D” shares for financing costs valued at less than $1.

During the quarter ended September 30, 2018, we issued 200,000 shares of preferred series “E” shares for financing costs valued at $8,000.

During the quarter ended September 30, 2018, holders of our preferred series “E” shares elected to convert 95,000 preferred series “E” shares into 1,190,000 shares of our $0.001 par value common stock.

Common

During the quarter ended September 30, 2018, we issued 1,520,646 shares of $0.001 par value common stock for conversion of debt and accrued interest totaling $155,106.

During the quarter ended September 30, 2018, we issued 816,326 shares of $0.001 par value common stock for financing costs of $83,265.

NOTE 9 – Stock options

2017 Stock Option Plan

During the quarter ended March 31, 2017, we adopted the “2017” Executive and Key Man/Woman Stock Option Plan and granted incentive and nonqualified stock options with rights to purchase 450,000 shares of $0.001 par value common stock at the strike price of $.08 per share. As of September 30, 2018, all options allowed under the plan have been granted and are exercisable at the election of the holder.

The following is a summary of activity of outstanding stock options under all Stock Option Plans:

	Number of Shares	Weighted Average Exercise Price

Balance, January 1, 2017	8,600,000	$0.10
Options granted	450,000.08
Options cancelled	-	-
Options exercised	-	-
Balance, December 31, 2017	9,050,000	$0.10

Balance, January 1, 2018	9,050,000	$0.10
Options granted	-	-
Options cancelled	-	-
Options exercised	-	-
Balance, September 30, 2018	9,050,000	$0.10

NOTE 10 – Commitments and Contingencies

Contingencies and Litigation

We transact commerce in several medical products market channels. We also transact commerce by licensing our proprietary medical software that functions by moving confidential medical data through our proprietary medical information technology devices and networks. Our GenStrip 50 and GenUltimate! products required initial regulatory approval by the US FDA as well as on-going US FDA approvals during the product life cycle and are subject to new FDA regulation and post market overview. In 2016, we had to meet new FDA Guidelines for product identification, tracking and standardization.  Our new GenChoice! and GenPrecis! and the later upcoming GenAccord! and GenCambre! products will follow the same pathway with the U.S. FDA. The  FDA calls its new product identification program, the UDI initiative, and the new packaging required, and met by us, approximates a similar standard implemented in the European Union in 2013, and then adopted in other countries, Korea for example. We are now filing for approvals in the EU after having received certain approvals in Central and South America.

Further, our products required medical patient trials and several compete directly with a major platform manufacturer. Healthcare, especially those segments where the company competes, is a very litigious. Competing companies often use litigation as a marketing (market depriving) tool, bringing litigation as a means to protect market share and limit market exposure even though market limitation through litigation is illegal. We have in the past (and currently) defended cases brought by Plaintiffs asserting these types of claims.

The medical industry is also intertwined. From time to time, we have become involved in claims and litigation that arise out of the normal course of business, such as litigation that emerges from disputes over damaged, missing or contaminated product, payment disputes both as a seller and a buyer, and litigation that arises over claims of fair value. We have also had to defend trade dress claims filed solely because of the cost to defend these claims, real or not. For instance, we have been sued in several jurisdictions over a single business transaction. Often these cases involve substantial over-prosecution where we and our have been held accountable by Plaintiffs for a myriad of things including words written or posted in public forums by anonymous persons.

We may also become involved in disputes that arise over the business or business practices of our suppliers, payers and customers, people or entities that we may not be familiar with. We maintain substantial insurance coverage against suits that may arise over issues of damaged, recalled or counterfeit product and other product liability issues. We have also been a victim of the unapproved acts of prior management. These acts have resulted in claims from individuals and entities since the Board relieved former management of duty in 2006. Nonetheless, these claims have resulted in the use of management time and company resources to investigate, litigate, or settle. In addition, we accrue contingent legal fees and product liability fees. As of September 30, 2018, our contingent legal fees accrual was $240,000 and our general contingencies accrual was $245,069.  Contingencies total $485,069 and are reflected herein.

From time to time, we may also be subject to demands from individuals or entities. These demands and disputes may consume management time and company resources. Other than as noted below, if there is such a disclosure, there are no pending matters at the current time that in management’s judgment may be considered material or potentially material.

Leases

We currently maintain an executive office at 2660 Townsgate Road, Suite 300, Westlake Village, CA 91361. The space consists of approximately 2,300 square feet. The monthly rental for the space is $2,170 per month on a month-to-month basis.  We also maintain space in a public warehouse in Miami, FL, and we are granted space indirectly in Seoul, South Korea for the completion of necessary clinical trials.

Rent expense totaled $6,510 and $6,510 for the quarters ended September 30, 2018 and 2017, respectively.

NOTE 11 – Subsequent events

In accordance with ASC 855, management evaluated all of our activities through the issue date of the financial statements and concluded that no other subsequent events have occurred that would require recognition or disclosure in the financial statements. We do however discuss all subsequent events in our Managements’ Discussion and Analysis documents and filings.

After right months of no action by the court, on August 10, 2018 the company, through several subsidiaries, filed a formal letter, subject to (Nevada) Federal Court local rules, requesting a judicial determination of a Summary Judgment filed in August 2017 filed by Defendant Johnson & Johnson.  In late October 2018 the Nevada Court ruled against the company and granted Johnson & Johnson their Summary Judgment and then promptly closed the case.  Subsequently the company has filed a Notice of Appeal and is in the process of writing the briefs for the eventual Appeal to the Federal Circuit Appeals court, in Washington, DC that is tasked with hearing all appeals that deal with patent disputes.  The company is confident that we will prevail in this appeal.

On August 8, 2018, through an agent, a Canadian financier representing charity and “do good” angels and special situations funds in the U.S. and Canada, contacted the company in an effort to negotiate a possible $6 million long term investment.  The terms of this possible investment could materialize quickly, but the company delayed its follow up and acceptance pending the filing of the Appeal in the J&J litigation.  The appeal is expected to be filed before the close of November 2018.

The company has agreed to discuss the closing of a Master Distributorship with a large New York based pet products company.  This distributorship will cover the company’s PetSure! and PetUltimate! products. This distributorship carries over 2,500 different pet products and also owns name brand Trademarks and licenses.  Our PetUltimate! product will carry the name of one of these licensed product lines.

On October 30, 2018 the company received final data, documentation and protocols for the completed clinical study for our GenChoice! product.  The study was provided to our IRB who will write a credentialed report for submission with the company’s 510K application with the U.S. FDA for the pre-market clearance of our GenChoice! product.  As soon as the IRB report is completed, sales of GenChoice! will begin in select International markets.

All remaining Subsequent Events are discussed in greater detail in the company’s Management’s Discussion and Analysis section for 3Q 2018.

PART III

INDEX TO EXHIBITS

2.1*	Articles of Incorporation, as amended through August 5, 2016.

2.2*	Certificate of Designations of Series B Convertible Preferred Stock, filed March 18, 2011.

2.3*	Amendment to Certificate of Designations of Series E Convertible Preferred Stock, filed December 23, 2011.

2.4*	Certificate of Amendment to Certificate of Designations of Series C 2011 Patent Enforcement Convertible Preferred Stock, filed December 4, 2013.

2.5*	Third Amendment and Restatement to Certificate of Designations of Series D 2012 Convertible Preferred Stock, filed February 24, 2017.

2.6*	Bylaws, as amended through June 13, 2017.

12.1**	Opinion of Lucosky Brookman LLP.

* Previously filed.

** Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on February 22, 2019 with respect to the issuer's Chief Executive Officer and Chief Financial Officer.

Decision Diagnostics Corp.

By:/s/ Keith Berman

Keith Berman

Chief Executive Officer and

Chief Financial Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Keith Berman                                            February 22, 2019

Keith Berman, Chief Executive Officer,

Chief Financial Officer, and Director

/s/ Robert Jagunich                                         February 22, 2019

Robert Jagunich, Director

III-1